    As filed with the Securities and Exchange Commission on November 1, 2001
                                                      Registration No. 333-65642
--------------------------------------------------------------------------------

                                             -----------------------------------
                                              OMB APPROVAL
                                             -----------------------------------
                                              OMB Number: 3235-0073
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                                              Expires: July 31, 2004
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                                              hours per response...199.00
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  VENTAS, INC.
            --------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


           DELAWARE                                    61-1055020
------------------------------              ------------------------------------
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

                         4360 Brownsboro Road, Suite 115
                         Louisville, Kentucky 40207-1642
                                 (502) 357-9000
                   -------------------------------------------
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                T. Richard Riney
                                 General Counsel
                                  Ventas, Inc.
                         4360 Brownsboro Road, Suite 115
                         Louisville, Kentucky 40207-1642
                                 (502) 357-9000
                   -------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service).

                                    Copy to:
                              Maurice Lefkort, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                          New York, New York 10019-6099

                  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as registrant determines based on market conditions and other factors.

                  If the only securities being registered on this Form are being offered pursuant to distribution or interest reinvestment plans, please check the following box. [_]

                  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with distribution or interest reinvestment plans, please check the following box. [X]

                  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                        CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                                                  Proposed
    Title of securities to be        Amount to be       Proposed maximum          maximum               Amount of
            registered                registered       offering price per    aggregate offering   registration fee/(1)/
                                                             share                  price
----------------------------------------------------------------------------------------------------------------------
Common stock, $.25 par value
    ("common stock")                  25,000,000             $10.50             $262,500,000         $65,593.75/(2)/
======================================================================================================================


(1) Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock as reported on the New York Stock Exchange on July 17, 2001.

(2)      The registration fee has been previously paid.

                  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                  The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    SUBJECT TO COMPLETION, PROSPECTUS DATED
                              NOVEMBER 1, 2001

                                  VENTAS, INC.

                DISTRIBUTION REINVESTMENT AND STOCK PURCHASE PLAN

          25,000,000 Shares of Common Stock, par value $0.25 per share


          We are pleased to offer you the opportunity to participate in a simple and convenient Distribution Reinvestment and Stock Purchase Plan available for existing stockholders to increase their holdings of our common stock and for new investors to make an initial investment in our common stock. If you are an existing stockholder, you may elect to have your cash distributions automatically invested in additional shares of common stock. If you are either an existing stockholder or a new investor, you may purchase shares of common stock on a monthly basis with optional cash payments at the market price of common stock less a discount ranging between 0% and 5%. All purchases under the Plan are subject to certain dollar limitations described in this prospectus. The price of shares purchased with reinvested dividends will be based on whether shares are purchased directly from us, in which case the price will be 100% (subject to change) of the average of the high and low sales prices, computed to three decimal places, of the shares of common stock on the New York Stock Exchange on the investment date or through open market purchases in which case the price will be the weighted average of the actual prices paid, computed to three decimal places, for all of the shares of common stock that the Plan Administrator purchases with all participants' reinvested distributions for that particular distribution, net of your prorated share of brokerage commissions. See question 12 for further information regarding purchase prices.

          This prospectus relates to 25,000,000 shares of common stock, par value $0.25 per share, to be offered for purchase under the Plan. Our common stock is listed on the New York Stock Exchange under the trading symbol "VTR". The closing price of the common stock on October 30, 2001 was $12.55 per share.

          If you are eligible, you may begin participating in the Plan by completing the enclosed authorization form and returning it to the Plan Administrator in the envelope provided. Brokers and nominees may reinvest distributions and make optional cash payments on behalf of beneficial owners. Enrollment in the Plan is entirely voluntary and you may terminate your participation at any time. If you do not wish to participate in the Plan, you do not need to take any action, and you will continue to receive your cash distributions, if and when declared, as usual.

          Under the Plan, we will receive proceeds from the sale of newly issued common stock but will not receive any proceeds from open market sales.

          Investing in our common stock involves a high degree of risk, including the possible loss of all of your investment. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE ENROLLING IN THE PLAN.

          Our principal executive offices are located at 4360 Brownsboro Road, Suite 115, Louisville, Kentucky 40207, telephone: (502) 357-9000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate.
            Any representation to the contrary is a criminal offense.

                            ------------------------

               The date of this prospectus is __________ __, 2001.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. We are not making an offer of securities in any place where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                TABLE OF CONTENTS


                                                                                                  Page
                                                                                                  ----
SUMMARY.........................................................................................     1
RISK FACTORS....................................................................................     6
FORWARD-LOOKING STATEMENTS......................................................................    17
THE COMPANY.....................................................................................    19
THE PLAN........................................................................................    20
PURPOSE.........................................................................................    20
OPTIONS AVAILABLE TO YOU........................................................................    21
BENEFITS AND DISADVANTAGES......................................................................    21
ADMINISTRATION..................................................................................    23
PARTICIPATION...................................................................................    23
PURCHASES AND PRICES OF SHARES..................................................................    28
REPORTS TO YOU..................................................................................    35
DISTRIBUTIONS ON FRACTIONS......................................................................    35
CERTIFICATES FOR SHARES OF COMMON STOCK.........................................................    35
WITHDRAWALS AND TERMINATION.....................................................................    36
OTHER INFORMATION...............................................................................    37
FEDERAL INCOME TAX CONSIDERATIONS...............................................................    41
USE OF PROCEEDS.................................................................................    46
PLAN OF DISTRIBUTION............................................................................    46
DESCRIPTION OF SHARES OF COMMON STOCK...........................................................    47
WHERE YOU CAN FIND MORE INFORMATION.............................................................    49
LEGAL OPINIONS..................................................................................    50
EXPERTS.........................................................................................    50

                                     SUMMARY

          The following summary description of our Distribution Reinvestment and Stock Purchase Plan is qualified by reference to the full text of the Plan which appears elsewhere in this prospectus. Capitalized terms have the meanings given to them in the Plan.

THE COMPANY ................     Ventas, Inc. is a Delaware corporation which
                                 elected to be taxed as a real estate investment trust or REIT, under the Internal Revenue Code of 1986, as amended, beginning with the tax year ending December 31, 1999. We own hospitals, nursing facilities and personal care facilities and lease them to third party health care operators. We conduct substantially all of our business through a wholly owned operating partnership, Ventas Realty, Limited
                                 Partnership.

PURPOSE OF PLAN ............     The purpose of the Plan is to provide our
                                 existing stockholders and interested new investors with a convenient and less costly method of purchasing shares of our common stock and investing all or a portion of their cash distributions in additional shares of our common stock. The Plan can also provide us with a means of raising additional capital through the direct sale of our common stock.

SOURCE OF PURCHASE
OF SHARES ..................     Shares of common stock purchased through the
                                 Plan will be purchased either directly from us as newly issued shares or Treasury shares or on the open market, or by a combination of purchases from us and open market purchases, at our option, determined at least three business days prior to each applicable record date. We anticipate that initially purchases of shares under the Plan will be effected through open market transactions.

INVESTMENT OPTIONS .........     You may choose from the following options:

                                 Full Distribution Reinvestment: The Plan
                                 ------------------------------
                                 Administrator will apply all cash distributions relating to all shares of common stock registered in your name and all cash distributions on all shares distributed to you under the Plan together with optional cash payments, toward the purchase of additional shares of our common stock. Cash distributions in excess of $25,000 may be reinvested only with our permission.

                                 Partial Distribution Reinvestment: The Plan
                                 ---------------------------------
                                 Administrator will apply the cash distributions on a number of common shares registered in your name specified by you to purchase additional shares of our common stock. The Plan Administrator will pay the distributions relating to the remaining shares of common stock to you in cash. Cash distributions in excess of $25,000 may be reinvested only with our permission.

                                 Optional Cash Payments Only: You will continue
                                 ---------------------------
                                 to receive cash distributions on shares of common stock registered in your name in the usual manner. You may make optional cash payments to invest in additional shares of our common stock, subject to monthly minimums and maximums.

                                 You may change your investment options at any time by requesting a new authorization form from the Plan Administrator and returning it to the Plan Administrator.

                                 Distributions paid on all shares acquired under and held in the Plan will be automatically reinvested.

OPTIONAL CASH
PAYMENTS .....................   Each optional cash payment is subject to a
                                 minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000.
                                 Optional cash payments in excess of $5,000 require our prior approval. We may establish for any pricing period a threshold price applicable only to the investment of optional cash payments that exceed $5,000. A threshold price will only be established when shares of common stock will be purchased in connection with a new issuance of shares by us. A pricing period is a period of twelve consecutive trading days each month specified in advance by us.

                                 Each month, at least three business days prior to the applicable record date, we may establish a discount between 0% and 5% from the market price applicable to optional cash payments. The discount may vary each month but once established will apply uniformly to all optional cash payments made during that month. The discount applies only to the issuance of new shares of common stock by us under optional cash payments and does not apply to open market purchases made with optional cash payments or the reinvestment of distributions.

INVESTMENT DATE .............    With respect to distribution reinvestment:

                                 (x) the investment date for shares of common stock newly issued by us will be the distribution payment date; and

                                 (y) the investment date for shares of common stock purchased in the open market will be no later than ten business days after the distribution payment date.

                                 With respect to optional cash payments:

                                 (x) the investment date for new shares of common stock issued by us and relating to optional cash payments of $5,000 or less will be the last day of a pricing period;

                                 (y) the investment date for shares of common stock newly issued by us and relating to an optional cash payment of more than $5,000 that is made with our approval will be each day in a pricing period on which the New York Stock Exchange is open for business. On each such day, 1/12 of your optional cash payment in each month will be invested. When the price on that date is less than the threshold price, if any, the corresponding portion of your optional cash payment will be returned to you; and

                                 (z) the investment date for open market
                                 purchases will be no later than 30 days from the applicable record date for the month.

PRICE .......................    For reinvested distributions:

                                 (x) the price per share of common stock newly issued by us will be 100% (subject to change) of the average of the high and low sales prices, computed to three decimal places, of the shares of common stock traded on the New York Stock Exchange on the investment date; and

                                 (y) the price per share of common stock
                                 acquired through open market purchases will be the weighted average of the actual prices paid, computed to three decimal places, for all of the shares of common stock purchased by the Plan Administrator with all participants' reinvested distributions for the related quarter. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchases.

                                 For optional cash payments:

                                 (x) the price per share of the common stock newly issued by us will be 100% less the discount for such month, if any, of the average of the daily high and low sale prices, computed to three decimal places, of the shares of common stock as reported on the New York Stock Exchange for the day on which trades in the shares of common stock are reported on the New York Stock Exchange relating to each investment date. For optional cash payments in excess of $5,000 that we consent to, if the threshold price is not met for a trading day no investment will be made on that trading day and the corresponding portion of the optional cash payment will be returned to you; and

                                 (y) the price per share of common stock
                                 acquired through open market purchases will be 100% (subject to change) of the weighted average of the actual prices paid, computed to three decimal places, for all of the shares of common stock purchased by the Plan Administrator with all participants' optional cash payments for the related month. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges paid by the Plan Administrator in connection with such open market purchases.

EXPENSES ..................      With respect to shares of common stock
                                 purchased directly from us from reinvested distributions or optional cash payments, we will pay expenses incurred in connection with such purchases. With respect to shares of common stock purchased on the open market with reinvested distributions or optional cash payments, you will have to pay brokerage fees or commissions which will be first deducted before determining the number of shares to be purchased.

NO INTEREST PENDING
INVESTMENT ..................    No interest will be paid on cash distributions
                                 or optional cash payments pending investment or reinvestment under the terms of the Plan.

WITHDRAWAL ..................    You may withdraw from the Plan with respect to
                                 all or a portion of the shares held in your Plan account at any time by notifying the Plan
                                 Administrator in writing.

NUMBER OF SHARES
OFFERED .....................    Initially, 25,000,000 shares of common stock
                                 are authorized to be issued and registered under the Securities Act for offering under the Plan. Because we expect to continue the Plan indefinitely, we expect to authorize for issuance and register under the Securities Act additional shares from time to time as necessary for purposes of the Plan.

                                  RISK FACTORS


                  Before you decide to participate in the Plan and invest in shares of our common stock, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to participate in the Plan and purchase shares of common stock.


Risk Factors Related to an Investment in Us through the Plan

            . You will not know the price at which you will be purchasing shares under the Plan until several days after you have made an investment decision.

            . Between the time that you decide to purchase shares through the Plan and the time of actual purchase, the price of our shares of common stock may fluctuate, or other information may become available to you that would affect your investment decision. Accordingly, you bear the risk of buying shares through the Plan at prices higher than you would otherwise be willing to pay, or under circumstances in which you would otherwise not invest in shares of our common stock.

            . The price of the shares of common stock may decline between the time you decide to sell shares of common stock in your Plan account and the time that your shares are sold.

            . If you decide to sell these shares, you may request the Plan Administrator either to sell your shares or to issue a certificate to you so that a broker may sell your shares which may take several days. If the market price of shares of our common stock declines during that time, you will have lost the opportunity to sell your shares at such higher price.

            . If you request the Plan Administrator to sell the shares held in your Plan account, you will not be able to direct the time or price at which your shares are sold. Although the Plan Administrator will attempt in good-faith to obtain the best price for you without delaying the sale of your shares, we cannot assure you that the Plan Administrator will be able to sell your shares at the highest possible price. Moreover, the Plan Administrator may sell your shares at a price that is lower than the price at which you would otherwise prefer to sell your shares.

Risk Factors Related to an Investment in Us Generally


                  In addition to the risks relating to an investment in us through the Plan, there are additional material risks related to an investment in us generally. Those material risk factors are listed below.

BECAUSE KINDRED HEALTHCARE, INC. (WHICH WAS FORMERLY KNOWN AS VENCOR, INC.) IS THE PRIMARY SOURCE OF OUR RENTAL REVENUES, KINDRED'S INABILITY OR UNWILLINGNESS TO SATISFY ITS OBLIGATIONS UNDER THE FOUR AMENDED AND RESTATED LEASE AGREEMENTS WOULD SIGNIFICANTLY HARM US AND OUR ABILITY TO SERVICE OUR INDEBTEDNESS AND OTHER OBLIGATIONS AND TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS AS REQUIRED TO CONTINUE TO QUALIFY AS A REIT.


                  We lease substantially all our properties to Kindred and, therefore, Kindred is the primary source of our rental revenues, accounting for approximately 98.6% (98.4%, net of write-offs) of our rental revenues in 2000. Kindred filed for protection under chapter 11 of title 11 of the United States Code on September 13, 1999 and emerged from bankruptcy on April 20, 2001. Any failure by Kindred to conduct its operations effectively could significantly hurt us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT. We cannot assure you that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations under the four amended and restated lease agreements dated April 20, 2001 between us and Kindred or that Kindred will perform its obligations under the amended master leases. Since the amended master leases are structured as triple-net leases under which Kindred is responsible for all or substantially all insurance, taxes, maintenance and improvements and repair expenses required in connection with the leased properties, the inability or unwillingness of Kindred to satisfy its obligations under the amended master leases would significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.


DUE TO OUR DEPENDENCE ON KINDRED'S RENTAL PAYMENTS AS THE PRIMARY SOURCE OF OUR RENTAL REVENUES, WE MAY BE NEGATIVELY AFFECTED BY ENFORCING OUR RIGHTS UNDER THE AMENDED MASTER LEASES OR BY TERMINATING AN AMENDED MASTER LEASE.

                  If Kindred fails to comply with the terms of an amended master lease or to comply with applicable health care regulations and, in either case, Kindred or its lenders fail to cure such default within the specified cure period, we may have to find another lessee/operator for the properties covered by one or all of the amended master leases. While we are attempting to locate one or more lessee/operators there could be a decrease or cessation of rental payments by Kindred. We cannot assure you that we will be able to locate another suitable lessee/operator or that if we are successful in locating such an operator, that the rental payments from the new operator would not be significantly less than the existing rental payments. Our ability to locate another suitable lessee/operator may be significantly delayed or limited by various state licensing, receivership, certificate-of-need or other laws, as well as by Medicare and Medicaid change of ownership rules.

KINDRED MAY NOT PERFORM THE OBLIGATIONS IT ASSUMED IN THE 1998 SPIN OFF RELATING TO INDEMNIFICATION OF US AND THE ASSUMPTION OF THE DEFENSE OF CERTAIN CLAIMS.

                  In connection with our 1998 spin off when we separated into two publicly held corporations, Kindred assumed and agreed to indemnify us for all losses, including costs and expenses, resulting from future claims and all liabilities that may arise out of the ownership or operation of the health care operations either before or after the date of the 1998 spin off. At that time, Kindred also agreed to assume the defense, on our behalf, of any claims that were pending at the time of the 1998 spin off and that arose out of the ownership or operation of the health care operations or were asserted after the 1998 spin off and that arise out of the ownership and operation of the health care operations or any of the assets or liabilities transferred to Kindred in connection with the 1998 spin off. Kindred also agreed to indemnify us for any fees, costs, expenses and liabilities arising out of these operations. We cannot assure you that Kindred will have sufficient assets, income and access to financing to enable it to satisfy its obligations incurred in connection with the 1998 spin off or that Kindred will continue to honor its obligations incurred in connection with the 1998 spin off. If Kindred does not satisfy or otherwise honor the obligations under these arrangements, then we may be liable for the payment or performance of such obligations and may have to assume the defense of such claims. The failure of Kindred to perform these obligations could significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

ANY SIGNIFICANT DECREASE IN THE VALUE OF THE 1,498,500 SHARES OF KINDRED COMMON STOCK THAT WE RECEIVED AS PART OF KINDRED'S FINAL PLAN OF REORGANIZATION, AS WELL AS THE LIMITATIONS ON OUR ABILITY TO SELL, TRANSFER OR OTHERWISE DISPOSE OF SUCH SHARES OF KINDRED STOCK, COULD SIGNIFICANTLY HARM US AND OUR ABILITY TO SERVICE OUR INDEBTEDNESS AND OTHER OBLIGATIONS AND TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS AS REQUIRED TO CONTINUE TO QUALIFY AS A REIT.

                  For purposes of calculating 2001 taxable income, the value of the Kindred stock on the date of receipt constitutes income. Under REIT rules, we must distribute 95% (90% for the taxable years beginning after December 31, 2000) of our net taxable income in order to maintain our qualification as a REIT. To the extent that the value of the stock decreases, a distribution of the stock itself would not satisfy such distribution requirement and we would have to find other consideration to satisfy the distribution requirement. In addition, our ability to sell, transfer or otherwise dispose of the Kindred common stock is subject to compliance with the registration requirements of the Securities Act and certain restrictions contained in the registration rights agreement we entered into with Kindred and certain other holders of Kindred's securities. To the extent such legal and contractual restrictions limit our ability to sell, transfer or otherwise dispose of the Kindred common stock, we would have to find other consideration to satisfy the distribution requirement. In either case, were we required to use cash on hand, this may impact our ability to meet our debt service and other obligations. For additional information on the risks associated with Kindred's common stock, please see our risk factors relating to (i) jeopardizing our REIT status due to the value of our Kindred common stock and (ii) not having sufficient cash to meet the distribution requirement.

WE ARE HIGHLY LEVERAGED, AND IN SOME CIRCUMSTANCES WE COULD BE REQUIRED TO OBTAIN ADDITIONAL CREDIT OR RAISE EQUITY IN ORDER TO MEET OUR DEBT PAYMENTS AND OBLIGATIONS UNDER THE SETTLEMENT WE ENTERED INTO WITH KINDRED AND THE UNITED STATES DEPARTMENT OF JUSTICE. HOWEVER, WE CANNOT ASSURE YOU THAT WE WOULD BE ABLE TO OBTAIN ADDITIONAL CREDIT OR RAISE EQUITY IN THE FIRST INSTANCE OR THAT WE WOULD BE ABLE TO DO SO ON TERMS THAT WE FIND ACCEPTABLE.

                  We are highly leveraged and a substantial portion of our cash flow from operations is dedicated to the payment of principal and interest on indebtedness and the obligations under the settlement we entered into with Kindred and the United States Department of Justice. We depend on lease payments from Kindred to meet our interest expense and principal repayment obligations under our current debt facility and our obligations under the United States settlement. If our cash flow from operations is not sufficient to meet these payments and obligations, we would be required to obtain additional borrowings or raise equity to meet them. Our ability to incur additional indebtedness is restricted by the terms of our credit facility. In addition, adverse economic conditions could cause the terms on which we can obtain additional borrowings to become unfavorable. In such circumstances, we may be required to raise equity in the capital markets or liquidate one or more investments in properties at times that may not permit realization of the maximum return on the investments and that could result in adverse tax consequences to us. In addition, certain health care regulations may constrain our ability to sell assets. We cannot assure you that we will be able to meet our debt service obligations or our obligations under the United States settlement and the failure to do so could significantly harm us and our ability to service our indebtedness and other obligations to our stockholders as required to continue to qualify as a REIT.

WE ARE DEPENDENT ON THE ABILITY OF KINDRED, AS TRIPLE-NET LESSEE UNDER THE AMENDED MASTER LEASES, AND OUR OTHER TENANTS TO MANAGE AND MAINTAIN OUR LEASED PROPERTIES.

                  We may be unable to take action if we believe Kindred or one of our other lessees are operating one of our leased properties inefficiently or in a manner adverse to our interests. The failure of Kindred to make three consecutive rent payments will trigger an event of default under our credit facility. If there is an event of default under an amended master lease and we repossesses the property or property under an amended master lease is otherwise returned to us, we would have to locate a suitable lessee/operator for the property. We cannot assure you that we will be able to locate another suitable lessee/operator or that if we are successful in locating such an operator, that the rental payments from the new operator would not be significantly less than the existing rental payments. In addition, our ability to locate another suitable lessee/operator may be significantly delayed or limited by various state licensing, receivership, certificate-of-need or other laws, as well as Medicare and Medicaid change of ownership rules.

THE ABILITY OF KINDRED AND OUR OTHER TENANTS AND OPERATORS TO GENERATE PROFITS AND PAY RENT UNDER THEIR LEASES MAY BE ADVERSELY AFFECTED BY THE RISKS ASSOCIATED WITH THE HEAVILY REGULATED HEALTH CARE INDUSTRY.

                  The health care industry is subject to extensive federal, state and local laws and regulations that affect the operators of our properties. These include, but are not limited to, laws and regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities, services, prices for services and billing for services. These laws authorize periodic inspections and investigations. If not corrected, deficiencies can result in sanctions that include loss of licensure to operate and loss of rights to participate in the Medicare and Medicaid programs. In the ordinary course of their businesses, our operators are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations.

                  Kindred and our other lessees derive a substantial portion of their net operating revenues from third-party payors, including the Medicare and Medicaid programs. Such programs are highly regulated and subject to frequent and substantial changes. The Balanced Budget Act of 1997 made extensive changes in the Medicare and Medicaid programs and is intended to reduce the projected amount of increase in Medicare payments by $115.0 billion and reduce the projected amount of increase in Medicaid payments by $13.0 billion from 1998 through 2002. Although there has been some payment relief under the Balanced Budget Refinement Act of 1999 and the Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act of 2000, the reductions under the Budget Act will likely continue to result in reduced reimbursement for the operators of our properties relative to the period prior to the effective date of the Budget Act, thereby adversely impacting the operators' ability to satisfy their obligations, including payment of rent, under the leases with us. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures and the assumption by health care providers of all or a portion of the financial risk of operating a health care facility. Efforts to impose greater discounts and more stringent cost controls by private payors are expected to continue. We cannot assure you that adequate reimbursement levels will continue to be available for services to be provided by Kindred and our other tenants which are currently being reimbursed by Medicare, Medicaid or private payors. Changes in the regulatory framework, including significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the liquidity, financial condition and results of operations of Kindred and our other lessees and their ability to make rental payments to us, which, in turn, could harm us and our ability to service our indebtedness and other obligations to our stockholders as required to continue to qualify as a REIT.

                  In the event that any operator of our properties fails to make rental payments to us or to comply with the applicable health care regulations and, in either case, such operators or their lenders fail to cure the default prior to the expiration of the applicable cure period, our ability to evict that operator and substitute another operator or operators may be materially delayed or limited by bankruptcy rules and by various state licensing, receivership, or other laws, as well as by Medicare and Medicaid change-of-ownership rules. Such delays and limitations could have a material adverse effect on our ability to collect rent, to obtain possession of leased properties, or otherwise to exercise remedies for tenant default. In addition, we may also incur substantial additional expenses in connection with any such licensing, receivership or change-of-ownership proceedings.

SIGNIFICANT LEGAL ACTIONS, PARTICULARLY IN THE STATE OF FLORIDA, COULD SUBJECT KINDRED TO INCREASED OPERATING COSTS AND SUBSTANTIAL UNINSURED LIABILITIES, WHICH COULD MATERIALLY AND ADVERSELY AFFECT KINDRED'S LIQUIDITY, FINANCIAL CONDITION AND RESULTS OF OPERATION.

        Kindred has experienced substantial increases in both the number and size of patient care liability claims in recent years. In addition to large compensatory claims, plaintiffs' attorneys increasingly are seeking significant punitive damages and attorney's fees. In the State of Florida, where Kindred operates 20 nursing centers and seven hospitals, general liability and professional liability costs for the long-term care industry have become increasingly expensive and difficult to estimate.

        Kindred insures its professional liability risks primarily through a wholly-owned, limited purpose insurance company. The limited purpose insurance company insures initial losses up to specified coverage levels per occurrence and in the aggregate. Coverage for losses in excess of those levels are maintained through unaffiliated commercial insurance carriers. Effective, November 30, 2000, the limited purpose insurance company insures all claims arising in Florida up to a per occurrence limit without the benefit of any aggregate coverage limit through unaffiliated commercial insurance carriers. Kindred maintains general liability insurance and professional malpractice liability insurance in amounts and with deductibles which Kindred management has indicated that it believes are sufficient for its operations. However, its insurance coverage might not cover all claims against Kindred or continue to be available to Kindred at a reasonable cost. If Kindred is unable to maintain adequate insurance coverage or are required to pay punitive damages, Kindred may be exposed to substantial liabilities.

        Kindred may also be sued under a federal whistleblower statute designed to combat fraud and abuse in the health care industry. These lawsuits can involve significant monetary and award bounties to private plaintiffs who successfully bring these suits. These lawsuits brought against Kindred combined with increased operating costs and substantial uninsured liabilities could have a material adverse effect on the liquidity, financial condition and results of operation of Kindred and its ability to make rental payments to us, which, in turn, could harm us and our ability to service our indebtedness and other obligations to our stockholders as required to continue to qualify as a REIT.


IF WE WERE TO IMPLEMENT OUR ORIGINAL BUSINESS STRATEGY, WE MAY ENCOUNTER CERTAIN RISKS AND FINANCING CONSTRAINTS.

        At the time of the 1998 spin off, our business strategy was to diversify ourselves from our Kindred tenant concentration. However, past and current conditions including the Kindred bankruptcy, have prevented us from implementing this strategy. Also, the terms of our credit facility significantly limit our ability to acquire or swap assets from or with a third party.

        If we obtain the contractual ability to acquire or swap assets under the terms of our credit facility, and provided Kindred's financial condition remains stabilized, we intend to re-implement our original business strategy, assuming we have the financial flexibility at that time to do so. Accordingly, if we do begin to pursue acquisitions or development of additional health care or other properties, we may encounter certain risks and financing constraints. Acquisitions entail general investment risk associated with any real estate investments, including risks that investments will fail to perform in accordance with expectations, the estimates of the cost of improvements necessary for acquired properties will prove inaccurate, and the inability of the lessee/operator to meet performance expectations. We do not presently contemplate any development projects, although if we were to pursue new development projects, such projects would be subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. The fact that we must distribute 95% (90% for taxable years beginning after December 31, 2000) of our net taxable income in order to maintain our qualification as a REIT may limit our ability to rely upon rental payments from our properties or subsequently acquired properties to finance acquisitions or new developments. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions or development activities might be curtailed or cash available for distribution would be adversely impaired.

                  We would compete for investment opportunities with entities that have substantially greater financial resources than we have. Our ability to compete successfully for such opportunities is affected by many factors, including the cost to us of obtaining debt and equity capital at rates comparable to or better than our competitors. Competition generally may reduce the number of suitable investment opportunities available to us and increase the bargaining power of property owners seeking to sell, thereby impeding the implementation of our business strategy.

WE MAY JEOPARDIZE OUR REIT STATUS IF WE VIOLATE THE 10% SECURITIES TEST OR THE 5% ASSET TEST BECAUSE OF THE VALUE OF OUR SHARES OF KINDRED COMMON STOCK.

                  We lease substantially all of our properties to Kindred and Kindred is the primary source of our rental revenues. Under Kindred's final plan of reorganization, we received 1,498,500 shares of Kindred common stock on April 20, 2001 as future rent. If we violate the 10% securities test described in our annual report on Form 10-K, Kindred would be a related party tenant and consequently, the rents from Kindred would not qualify as "rents from real property" under the Internal Revenue Code. As a result, we would lose our REIT status because we likely would not be able to satisfy either the 75% or the 95% gross income test described in our annual report on Form 10-K.

                  In addition, if the value of our shares of Kindred common stock exceeds 5% of the value of our total assets at the end of the quarter in which we receive Kindred common stock or at the end of any subsequent quarter (except where such excess in subsequent quarters is caused by value fluctuations of our various investments and not by our new acquisitions), we would violate the 5% asset test described in our annual report on Form 10-K. Consequently, we would lose our REIT status unless we timely cured the violation under the applicable provisions of the

Internal Revenue Code. We cannot assure you that relief for such a violation would be available in all circumstances.

WE MAY NOT HAVE SUFFICIENT CASH OR OTHER LIQUID ASSETS TO MEET THE 95% (90% FOR THE TAXABLE YEARS BEGINNING AFTER DECEMBER 31, 2000) DISTRIBUTION REQUIREMENT BECAUSE OF TIMING ISSUES AND OTHER CASH NEEDS AND MAY THEREFORE NEED TO ENGAGE IN SPECIFIC TRANSACTIONS IN ORDER TO MAINTAIN OUR REIT QUALIFICATION.

                  To comply with the 95% (90% for taxable years beginning after December 31, 2000) distribution requirement applicable to REITs and to avoid the nondeductible excise tax, we must make distributions to our stockholders.

                  Although, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirement, it is possible that from time to time, we may not have sufficient cash or other liquid assets to meet the 95% (90% for taxable years beginning after December 31, 2000) distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. This may be due to the value of our shares of Kindred common stock, which we have determined to be $18.2 million and will be included in taxable income in the year we receive them. However, we may not be able to distribute such shares in the absence of registration under the Securities Act or if certain restrictions contained in the registration rights agreement we entered into with Kindred and certain other holders of Kindred's securities apply at the time we wish to distribute such shares. Under these circumstances, we may need to locate other sources of cash to pay the allocated distribution. Another reason that we may not have sufficient cash or other liquid assets to meet our distribution requirement relates to the timing differences between the actual receipt of income and actual payment of deductible expenses on the one hand and the inclusion of that income and deduction of those expenses in arriving at our taxable income. In addition, nondeductible expenses such as principal amortization or repayments or capital expenditures in excess of noncash deductions may also cause us to fail to have sufficient cash or liquid assets to enable us to satisfy the 95% (90% for taxable years beginning after December 31, 2000) distribution requirement.


                  In the event that timing differences or other cash needs occur, we may find it necessary to borrow funds, issue equity securities (we cannot assure you that we will be able to do so), pay taxable stock dividends if possible, distribute other property or securities (including Kindred common stock) or engage in a transaction intended to enable us to meet the REIT distribution requirements. The terms of our credit facility restrict our ability to engage in some of these transactions. In addition, any of these transactions would likely require the consent of the required lenders under the credit facility. We cannot assure you that we can obtain the consent of the required lenders. In addition, the failure of Kindred to make rental payments under the amended master leases would impair significantly our ability to make distributions. In addition, registration requirements under the Securities Act, the rules and regulations of the New York Stock Exchange and the Commission and other applicable laws, rules and regulations restrict our ability to engage in some of these transactions. Consequently, we cannot assure you that we will be able to make distributions at the required distribution rate or any other rate. Although we currently intend to continue to qualify as a REIT for the year ending December 31, 2001 and subsequent years, it is possible that economic, market, legal, tax or other considerations may cause us to fail or elect not to continue to qualify as a REIT.

EVEN THOUGH ATRIA HAS ASSUMED AND AGREED TO REPAY INDEBTEDNESS EVIDENCED BY BONDS THAT WE ISSUED UNDER OUR SPIN OFF OF OUR ASSISTED LIVING OPERATIONS, WE MAY STILL BE LIABLE FOR THE INDEBTEDNESS IF ATRIA CANNOT OR DOES NOT HONOR ITS OBLIGATIONS.

                  We have issued bonds to residents of an assisted living facility that is owned by us, and leased to and operated by Atria, Inc. Proceeds from the bonds are paid to and utilized by Atria. The obligation to repay the bonds is secured by a mortgage and trust indenture that encumbers (among other property) the assisted living facility. Currently, the bonds evidence an aggregate principal amount of indebtedness of approximately $34.0 million. In connection with our spin off of our assisted living operations and related assets and liabilities to Atria in 1996, Atria assumed and agreed to repay the indebtedness and has agreed to indemnify and hold us harmless from and against all amounts we may be obligated to pay under the mortgage and trust indenture, including the obligation to repay the bonds. We may remain the primary obligor under the bonds and the mortgage and trust indenture. If Atria is unable to or does not satisfy these obligations, we may be liable for these obligations. We cannot assure you that Atria will have sufficient means to enable it to satisfy its obligations or will continue to honor those obligations under the mortgage and trust indenture and the bonds. However, we believe that Atria's failure to satisfy its obligations would allow us to terminate the lease between Atria and us, repossess the property, and exercise all other available remedies under the lease between Atria and us. Our payment or performance of these obligations could significantly harm us and our ability to service our indebtedness and other obligations to our stockholders as required to continue to qualify as a REIT. We are currently engaged in efforts to have ourselves released from the liability under the bonds and the mortgage and trust indenture, or to cause Atria to provide additional collateral to secure Atria's obligations regarding the bonds. We cannot assure you that we will be successful in our attempts to either be released from this liability or to procure such additional security.

AN UNPAID CREDITOR OR REPRESENTATIVE OF CREDITORS COULD BRING A LAWSUIT AGAINST US ALLEGING FRAUDULENT CONVEYANCE OR AN UNLAWFUL DIVIDEND REGARDING THE 1998 SPIN OFF AND A COURT COULD RULE THAT WE HAD VIOLATED FRAUDULENT CONVEYANCE LAWS.

                  Our 1998 spin off into two publicly held corporations, including the simultaneous distribution of the Kindred common stock to our stockholders, could be subject to review under various federal and state laws and could lead to claims being asserted against us, directly or indirectly, alleging that the 1998 spin off involved a fraudulent conveyance, an unlawful dividend, misrepresentation or other conduct giving rise to liability on the part of the Company. If a court were to conclude that the 1998 spin off was improper or otherwise violated applicable law, it could, among other things, order that the holders of the stock return the value of the stock and any dividends paid thereon and invalidate, in whole or in part, the 1998 spin off. We believe that we and each of our subsidiaries were generally solvent at the time of the 1998 spin off, were able to repay our debts as they matured following the 1998 spin off and had sufficient capital to carry on our respective businesses. We also believe that the 1998 spin off was consummated entirely in compliance with Delaware law. We cannot be certain that a court would reach the same conclusions.

WE MAY STILL BE SUBJECT TO CORPORATE LEVEL TAXES.

                  Following our REIT election, we are considered to be a former C corporation for income tax purposes. Therefore, we potentially remain subject to corporate level taxes for any asset dispositions occurring between January 1, 1999 and December 31, 2008. The Internal Revenue Service is currently reviewing our federal income tax returns for tax years ended December 31, 1997 and 1998 (which we then operated under the name Vencor) and may also review our federal income tax returns for subsequent years. We cannot assure you as to the ultimate outcome of these matters or whether that outcome will significantly harm us and our ability to service our indebtedness and other obligations and to make distributions to our stockholders as required to continue to qualify as a REIT.

                  However, if there are any resulting tax liabilities for the tax years ended December 31, 1997 and 1998, we intend to use the net operating loss carryforwards, if any, (including the NOL carryforwards that were utilized to offset our federal income tax liability for 1999 and 2000) to satisfy those tax liabilities. If the tax liabilities exceed the amount of NOL carryforwards, then we will use the escrowed amounts under the tax refund escrow agreement and first amendment to tax allocation agreement dated April 20, 2001 to satisfy the remaining tax liabilities. To the extent that NOL carryforwards and escrowed amounts are not sufficient to satisfy the tax liabilities, Kindred has indemnified us for specific tax liabilities and Kindred has assumed these obligations under the tax refund escrow agreement. We cannot assure you that the NOL carryforwards and the escrowed amounts will be sufficient to satisfy these liabilities, that Kindred has any obligation to indemnify us for particular tax liabilities, that Kindred will have sufficient financial means to enable it to satisfy its indemnity obligations under the tax refund escrow agreement or that Kindred will continue to honor its indemnification obligations.

OUR RENTAL REVENUES MAY DECREASE IF THE TERMS OF THE LEASES ON OUR FACILITIES EXPIRE AND WE ARE UNABLE EITHER TO LOCATE A SATISFACTORY TENANT OR TO RELET THE FACILITIES ON THE SAME OR BETTER TERMS.

                  When the term of the leases on our facilities expire, if the then current tenants do not renew the lease or a renewal term does not exist, then we will have to relet the facility to the tenant or locate a substitute tenant. There can be no assurance that we will be able to locate a satisfactory tenant for the facilities or that we will be able to relet the facilities upon the same or better terms. If we are unable to locate satisfactory tenants for our facilities as our leases expire or if we are unable to lease the facilities on the same or better terms, then our rental revenues from the affected facilities will decrease.

OUR INTEREST RATE SWAP AGREEMENT MAY OBLIGATE US TO POST COLLATERAL WHICH COULD NEGATIVELY IMPACT OUR LIQUIDITY AND ACCESS TO FINANCING.

                  The terms of our interest rate swap agreement require that we make a cash payment or otherwise post collateral to the other party to the agreement if the fair value loss to us exceeds specified threshold levels. Under the interest rate swap agreement, if collateral must be posted, the amount of that collateral must equal the difference between the fair value unrealized loss of the interest rate swap agreement at the time of such determination and the threshold amount. Our posting of collateral under the interest rate swap agreement, could negatively impact our liquidity and access to financing. We cannot assure you that we will have sufficient assets, income and access to financing to enable us to post collateral if required to do so under the interest rate swap agreement. Our failure to post collateral under the terms of the interest rate swap agreement could significantly harm us and our ability to service our indebtedness and other obligations to our stockholders as required to continue to qualify as a REIT.

ANTI-TAKEOVER PROVISIONS COULD LIMIT OUR SHARE PRICE AND DELAY A CHANGE OF MANAGEMENT.

          Our Certificate of Incorporation and By-laws contain provisions that could make it more difficult or even prevent a third party from acquiring us without the approval of our incumbent Board of Directors. These provisions, among other things:

          . limit the right of stockholders to call special meetings of stockholders;

          . limit the right of stockholders to present proposals or nominate directors for election at annual meetings of stockholders; and

          . authorize our Board of Directors to issue preferred stock in one or more series without any action on the part of stockholders.

               If we experience a change in control, we could be required under the terms of our credit facility to repurchase or repay the debt outstanding under that facility.

               These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock and significantly impede the ability of the holders of the common stock to change management. In addition, we have adopted a "poison pill" rights plan, which has anti-takeover effects. The rights plan, if triggered, will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the Board of Directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of the common stock.

SALES OF A LARGE NUMBER OF SHARES OF OUR COMMON STOCK COULD DEPRESS OUR STOCK PRICE.


                  The market price of our common stock could drop as a result of sales of a large number of shares of common stock by us in the public market. The perception that such sales may occur could have the same results. A drop in the market price could adversely affect holders of the common stock and could also harm our ability to raise additional capital by selling equity securities. We have registered for public sale in the registration statement of which this prospectus is a part 25,000,000 shares of common stock, and as of October 30, 2001, we had outstanding approximately 68,839,326 shares of common stock.

THE TRADING VALUE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY.

              Since our common stock has been publicly traded, the market price has fluctuated significantly and may continue to do so in the future. Significant fluctuations in the market price of the common stock may occur in response to various factors and events, including, among other things:

         . the ability and willingness of Kindred to continue to meet and honor its obligations under the agreements that we and Kindred entered into at the time of our 1998 spin off into two publicly held corporations;

         . the ability and willingness of Kindred to continue to meet and honor its obligations under the four amended and restated lease agreements;

         . our ability to pay or refinance our debt as it matures or comes due;

         .     our ability to maintain our qualification as a REIT;

         . the results of the Internal Revenue Service audit for the tax years ended December 31, 1997 and 1998;

         . the depth and liquidity of the trading market for the common stock;

         . quarterly variations in actual or anticipated operating results of us and of Kindred;

         .     changes in estimates by securities analysts;

         .     market conditions in the health care industry;

         .     change in the Medicaid or Medicare reimbursement rates;

         .     changes in interest rates;

         .     announcements and performance by competitors;

         .     regulatory actions; and

         .     general economic conditions.

                           FORWARD-LOOKING STATEMENTS

               This prospectus includes forward-looking statements. All statements regarding our and our subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust, plans and objectives of management for future operations and statements that include words such as "if", "anticipate,"

"believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and you should recognize that actual results may differ from our expectations. We do not undertake any duty to update such forward-looking statements.

                  Actual future results and trends for us may differ significantly depending on a variety of factors discussed in this prospectus and elsewhere in our filings with the Commission. Factors that may affect our plans or results include, without limitation:

         . the ability and willingness of Kindred to continue to meet and honor its obligations under the spin agreements, including, without limitation, the obligation to indemnify and defend us for all litigation and other claims relating to the health care operations and other assets and liabilities transferred to Kindred in our 1998 spin off when we separated into two publicly held corporations;

         . the ability of Kindred and our other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with us, and our existing credit agreements;

         .     our success in implementing our business strategy;

         .     the nature and extent of future competition;

         . the extent of future health care reform and regulation, including cost containment measures and changes in reimbursement policies and procedures;

         .     increases in the cost of borrowing for us;

         . the ability of our operators to deliver high quality care and to attract patients;

         .     the results of litigation affecting us;

         . changes in general economic conditions or economic conditions in the markets in which we may, from time to time, compete;

         . our ability to pay down, refinance, restructure, and extend our indebtedness as it becomes due;

         . the movement of interest rates and the resulting impact on the value of our interest rate swap agreement and our ability to satisfy our obligation to post cash collateral if required to do so under the interest rate swap agreement;

         . the ability and willingness of Atria Inc. to continue to meet and honor its contractual arrangements with us and Ventas Realty entered into in connection with our spin off of our assisted living facility and related assets and liabilities to Atria in August 1996;

         . our ability and willingness to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

         . the outcome of the audit being conducted by the Internal Revenue Service for the tax years ended December 31, 1997 and 1998;

         . the final determination of our net taxable income for the tax year ended December 31, 2001;



         . the ability and willingness of our tenants to renew their leases with us as the terms expire and our ability to relet our facilities on the same or better terms if the leases are not renewed; and

         . the value of our Kindred common stock and the limitations on our ability to sell, transfer or otherwise dispose of the Kindred common stock arising out of the securities laws and the registration rights agreement we entered into with Kindred and certain of the holders of Kindred securities.

Many of such factors are beyond our control and our management's control. For a discussion of these factors, see "Risk Factors" and our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Commission on April 16, 2001 and subsequent filings.

                                   THE COMPANY

General

               We are a Delaware corporation that elected to be taxed as a real estate investment trust or REIT under the Internal Revenue Code of 1986, as amended, beginning with the tax year ended December 31, 1999. We own or lease a geographically diverse portfolio of health care related facilities, including hospitals, nursing facilities and personal care facilities whose principal tenants are health care related companies. We conduct substantially all of our business through a wholly owned operating partnership, Ventas Realty, Limited Partnership.

               We were incorporated in Kentucky in 1983 as Vencare, Inc. and commenced operations in 1985. We changed our name to Vencor Incorporated in 1989 and to Vencor, Inc. in 1993. From 1985 through April 30, 1998, we were engaged in the business of owning, operating and acquiring health care facilities and companies engaged in providing health care services. In May 1998, we effected a spin off pursuant to which we were separated into two publicly held corporations. A new corporation, subsequently named Vencor, Inc., which has since been renamed Kindred Healthcare, Inc., was formed to operate the hospital, nursing facility and ancillary services businesses. Under the terms of the spin off, we distributed shares of common stock of Kindred to our stockholders of record as of April 27, 1998. At such time, we also changed our name to Ventas, Inc.

               On September 13, 1999, Kindred filed for protection under chapter 11 of title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware. On December 14, 2000, Kindred filed its fourth amended plan of reorganization with the Bankruptcy Court (the "Fourth Amended Plan"). We voted to accept the Fourth Amended Plan on March 1, 2001. A hearing on the confirmation of the

Fourth Amended Plan was held before the Bankruptcy Court on March 1, 2001 (the "Confirmation Hearing"). The Fourth Amended Plan, which was modified on the record of the Confirmation Hearing, was confirmed (as confirmed, the "Final Plan") by an order of the Bankruptcy Court, which order was entered on the docket on March 16, 2001. The Final Plan became effective on April 20, 2001 and Kindred emerged from bankruptcy on that date.

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "we", "us", "our" or similar references of the "Company" or "Ventas" mean Ventas, Inc. and its subsidiaries.

                                    THE PLAN

        The following questions and answers explain and constitute the Plan. Stockholders who do not participate in the Plan will receive cash distributions, as declared, and paid in the usual manner.

                                     PURPOSE

1.      What is the purpose of the Plan?

        The primary purpose of the Plan is to provide eligible holders of shares of common stock and interested new investors with a convenient and simple method of increasing their investment in us by investing cash distributions and/or optional cash payments in additional shares of common stock without payment of any brokerage commission or service charge, to the extent shares are purchased directly from us. See Question 5 for a description of the holders who are eligible to participate in the Plan. We may also use the Plan to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to owners of shares and interested new investors (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Our ability to waive limitations applicable to the amounts which participants may invest pursuant to the Plan's optional cash payment feature will allow for these sales.

        See Question 17 for information concerning limitations applicable to optional cash payments and certain of the factors that we consider when granting waivers. Under the Plan, if you purchase shares directly from us, the net proceeds of the sale of those shares will be used to repay indebtedness under the terms of our Amended and Restated Credit Security Guaranty and Pledge Agreement dated January 31, 2000 between us and the lenders party thereto, for the repayment of any other indebtedness and for general corporate purposes. The Plan is intended for the benefit of our investors and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of shares of common stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price of the shares of common stock acquired through the reinvestment of distributions or optional cash payments under the Plan. Those transactions may cause fluctuations in the price or trading volume of the shares of common stock. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of shares of common stock or interested new investors in order to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of common stock.

                            OPTIONS AVAILABLE TO YOU

2.       What options are available under the Plan?

         Eligible holders of common stock and other interested investors may elect to participate in the Plan. You may have cash distributions paid on all or a portion of your shares automatically reinvested in additional shares of common stock. However, distributions in excess of $25,000 may be reinvested only with our permission. Subject to the availability of shares of common stock registered for issuance under the Plan, there is no minimum limitation on the amount of distributions you may reinvest under the distribution reinvestment feature of the Plan.

         Each month, you may also elect to invest optional cash payments in additional shares of common stock, subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000, subject to waiver. See Question 17 for information concerning limitations applicable to optional cash payments and the availability of waivers with respect to such limitations. You may make optional cash payments each month even if you do not reinvest distributions.

                           BENEFITS AND DISADVANTAGES

3.       What are the benefits and disadvantages of the Plan?

         Benefits:

         . The Plan provides you with the opportunity to automatically reinvest cash distributions paid on all or a portion of your common stock in additional shares of common stock without payment of any brokerage commission or service charge, but only to the extent shares are purchased directly from us.

         . Whether you are an eligible stockholder or a new investor, the Plan provides you with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of additional shares of common stock. If you purchase the shares of common stock directly from us, you will not pay any brokerage commission or service charge. At our discretion, purchases of shares directly from us may be made at a discount to the market price.

         . For distributions in excess of $25,000, all cash distributions paid on your shares can be fully invested in additional shares of common stock, subject to the availability of shares of common stock registered for issuance under the Plan and our written permission. Distributions paid on all full and fractional shares held in the Plan account will be automatically reinvested.

         . The Plan Administrator, at no charge to you, provides for the safekeeping of shares of common stock credited to your Plan account.

         . Periodic statements reflecting all current activity, including purchases, sales and latest balances, will simplify your record keeping. See Question 22 for information concerning reports to you.

         Disadvantages:

         . The availability of a market discount is at our discretion, as determined from time to time. Therefore, you may not be able to depend on the availability of a market discount regarding shares acquired under the Plan. The granting of a discount for one month will not insure the availability of a discount or the same discount in future months. Each month, we may lower or eliminate the discount without prior notice to you. We may also, without prior notice to you, change our determination as to whether common stock will be purchased by the Plan Administrator directly from us or in the open market.

         . Neither we nor the Plan Administrator will pay interest on distributions or optional cash payments held pending reinvestment or investment. See Question 11. In addition, for optional cash payments in excess of $5,000, if the threshold price, if any, is not met for any trading day during the related pricing period, those optional cash payments in excess of $5,000 may be subject to return to you without interest. See Question 17.

         . With respect to optional cash payments, the actual number of shares to be issued to your Plan account will not be determined until after the end of the relevant pricing period. Therefore, during the pricing period you will not know the actual number of shares you have purchased.

         . With respect to optional cash payments, the market price may exceed the price at which shares are trading on the investment date when the shares are issued.

         . Because optional cash payments must be received by the Plan Administrator prior to the related pricing period, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. In addition, optional cash payments once received by the Plan Administrator will not be returned to you unless you send a written request to the Plan Administrator at least five business days prior to the record date for the investment date with respect to that payment. See Questions 18 and 20.

         . There is a nominal fee per transaction, a brokerage commission and applicable share transfer taxes on resales that you may be required to pay to the Plan Administrator if you request that the Plan Administrator sell some or all of your shares of common stock credited to your Plan account. See Questions 21 and 27.

         . If you choose to reinvest cash distributions, you will be treated for federal income tax purposes as having received a distribution in cash on the distribution payment date. You will have to use other funds (or sell a portion of the common stock received) to fund the resulting tax liability.

         . Prospective investors should carefully consider the matters described in the Risk Factors section of this prospectus prior to making an investment in the shares of common stock.

                                 ADMINISTRATION

     4.  Who administers the Plan?

         We have retained National City Bank as plan administrator (the "Plan Administrator"), to administer the Plan, keep records of your accounts, send statements of account activity to you and perform certain other duties relating to the Plan. See Question 22 for information concerning reports to you. Shares purchased for you under the Plan and held by the Plan Administrator will be registered in the Plan Administrator's name or the name of its nominee on your behalf. The Plan Administrator also acts as distribution disbursing agent, transfer agent and registrar for the common stock. In the event that the Plan Administrator resigns or otherwise ceases to act as the plan administrator, we will appoint a new plan administrator. Correspondence with the Plan Administrator should be sent to:

                                    NATIONAL CITY BANK
                                    REINVESTMENT SERVICES DEPARTMENT
                                    P.O. BOX 94946
                                    CLEVELAND, OHIO 44101-4946
                                    TELEPHONE: (800) 622-6757
                                    FACSIMILE: (216) 476-8367

         Please mention Ventas, Inc. and this Plan in all correspondence.

                                  PARTICIPATION

     5.  Who is eligible to participate?

         A "record owner" (which means a stockholder who owns shares of common stock in his or her own name) or a "beneficial owner" (which means a stockholder who beneficially owns shares of common stock that are registered in a name other than his or her own name, for example, in the name of a broker, bank or other nominee) may participate in the Plan. A record owner may participate directly in the Plan. A beneficial owner must either become a record owner by having one or more shares transferred into his or her own name or coordinating with his or her broker, bank or other nominee to participate in the Plan on his or her behalf. A broker, bank or other nominee acting on behalf of a beneficial owner must have a separate account for each beneficial owner who is a participant in the Plan and for whom it acts as the broker, bank or other nominee. In addition, interested investors who are not stockholders may participate in the Plan through the optional cash payment feature. See Question 6.

         We may terminate, by written notice, at any time any participant's individual participation in the Plan if that participation would be in violation of the restrictions contained in our Certificate of Incorporation or By-laws. Those restrictions prohibit any person or group of persons, other than existing holders whose limitations are subject to certain provisions in the Certificate of Incorporation, from acquiring or holding, directly or indirectly, beneficial ownership of a number of our shares of beneficial interest of common stock or preferred stock in excess of 9.0% of the number or value of the outstanding shares of common stock and 9.9% of the number or value of the outstanding shares of preferred stock. The meanings given to the terms "group" and "beneficial ownership" may cause a person who individually owns less than 9.0% of the shares of common stock outstanding or 9.9% of the shares of preferred stock outstanding to be deemed to be holding shares in excess of the foregoing limitation. The Certificate of Incorporation provides that in the event a person acquires shares of beneficial interest in excess of the foregoing limitation, the excess shares will be transferred to a trustee for the benefit of a beneficiary designated by our Board of Directors. Under the Certificate of Incorporation, certain transfers or attempted transfers that would jeopardize our qualification as a real estate investment trust for tax purposes may be void to the fullest extent permitted by law.

     6. How does an eligible stockholder or interested new investor participate?

         Record owners and interested new investors may join the Plan by completing and signing the authorization form included with the Plan and returning it to the Plan Administrator at the address set forth in Question 4. A postage-paid envelope is provided for this purpose. Authorization forms may be obtained at any time by written request to National City Bank or by telephoning the Plan Administrator at (800) 622-6757.

         Beneficial owners must instruct their brokers, banks or other nominees to complete and sign the authorization form. If a broker, bank or other nominee holds shares of beneficial owners through a securities depository, that broker, bank or other nominee may also be required to provide a Broker and Nominee Form to the Plan Administrator in order to participate in the optional cash payment feature of the Plan. The broker, bank or other nominee will forward the completed authorization form to its securities depository and the securities depository will provide the Plan Administrator with the information necessary to allow the beneficial owner to participate in the Plan. See Question 8 for a discussion of the Broker and Nominee Form, which is required to be used for optional cash payments of a beneficial owner whose broker, bank or other nominee holds the beneficial owner's shares in the name of a major securities depository. See also Question 16.

         If a record owner or the broker, bank or other nominee on behalf of a beneficial owner submits a properly executed authorization form without electing an investment option, such authorization form will be deemed to indicate the intention of such record owner or beneficial owner, as the case may be, to apply all cash distributions and optional cash payments, if applicable, toward the purchase of additional shares of common stock. See Question 7 for investment options.

     7.  What does the authorization form provide?

         The authorization form appoints the Plan Administrator as your agent and directs us to pay to the Plan Administrator your cash distributions on all or a specified number of shares of common stock that you own on the applicable record date, as well as on all whole and fractional shares of common stock credited to your Plan account. The authorization form directs the Plan Administrator to purchase on the investment date (as defined in Question 11) additional shares of common stock with those distributions and optional cash payments, if any, made by you. See Question 8 for a discussion of the Broker and Nominee Form that the broker, bank or other nominee uses for optional cash payments of a beneficial owner if the broker, bank or other nominee holds the beneficial owner's shares in the name of a major securities depository. The authorization form also directs the Plan Administrator to reinvest automatically all subsequent distributions with respect to shares of common stock credited to your Plan account. Distributions will continue to be reinvested on the number of shares of common stock that you own on the applicable record date and on all shares of common stock credited to your Plan account until you withdraw from the Plan (see Questions 26 and 27), or we terminate the Plan. See Question 6 for additional information about the authorization form.

         Subject to our permission for the reinvestment of distributions in excess of $25,000, the authorization form provides for the purchase of additional shares of common stock through the following investment options:


         (1) If you elect "Full Distribution Reinvestment", the Plan Administrator will apply all cash distributions on all shares of common stock then or subsequently registered in your name, and all cash distributions on all shares of common stock credited to your Plan account, together with any optional cash payments, toward the purchase of additional shares of common stock; provided that cash distributions in excess of $25,000 may be reinvested only with our permission.

         (2) If you elect "Partial Distribution Reinvestment", the Plan Administrator will apply all cash distributions on a specified number of shares of common stock that you own on the applicable record date registered in your name and specified on the authorization form and all cash distributions on all shares of common stock credited to your Plan account, together with any optional cash payments, toward the purchase of additional shares of common stock; provided that cash distributions in excess of $25,000 may be reinvested only with our permission. The Plan Administrator will pay cash distributions on the remaining shares of common stock directly to you.

         (3) If you elect "Optional Cash Payments Only", you will continue to receive cash distributions on shares of common stock registered in your name, if any, in the usual manner. However, the Plan Administrator will apply all cash distributions on all shares of common stock credited to your Plan account, together with any optional cash payments that it receives from you, toward the purchase of additional shares of common stock. See Question 8 for a discussion of the Broker and Nominee Form that the broker, bank or other nominee uses for optional cash payments of a beneficial owner if the broker, bank or other nominee holds the beneficial owner's shares in the name of a major securities depository.

         You may select any one of these three options. In each case, the Plan Administrator will reinvest distributions on all shares of common stock credited to your Plan account, including distributions on shares of common stock purchased with any optional cash payments, until you withdraw from the Plan altogether, or until we terminate the Plan. If you would prefer to receive cash payments of distributions paid on shares of common stock credited to your Plan account rather than reinvest such distributions, you must withdraw those shares from the Plan by written notification to the Plan Administrator. See Questions 26 and 27 regarding withdrawal of shares of common stock credited to your Plan account.

        You may change your investment options at any time by requesting a new authorization form and returning it to the Plan Administrator at the address set forth in Question 4. See Question 11 for the effective date for any change in investment options.

     8. What does the Broker and Nominee Form provide?

        The Broker and Nominee Form provides the only means by which a broker, bank or other nominee holding shares of a beneficial owner in the name of a major securities depository may invest optional cash payments on behalf of that beneficial owner. A Broker and Nominee Form must be delivered to the Plan Administrator each time such broker, bank or other nominee transmits optional cash payments on behalf of a beneficial owner. Broker and Nominee Forms will be furnished upon request to the Plan Administrator at the address or telephone number specified in Question 4.

        Prior to submitting the Broker and Nominee Form, the broker, bank or other nominee for a beneficial owner must submit a completed authorization form on behalf of the beneficial owner. See Questions 6 and 7.

        THE PLAN ADMINISTRATOR MUST RECEIVE THE BROKER AND NOMINEE FORM AND APPROPRIATE INSTRUCTIONS BY NOT LATER THAN THE APPLICABLE RECORD DATE OR THE PLAN ADMINISTRATOR WILL NOT INVEST THE OPTIONAL CASH PAYMENT UNTIL THE FOLLOWING INVESTMENT DATE.

     9. Is partial participation possible under the Plan?

        Yes. Record owners or the broker, bank or other nominee for beneficial owners may designate on the authorization form a number of shares for which distributions are to be reinvested, subject to our permission for reinvestment of distributions in excess of $25,000. Distributions will thereafter be reinvested only on the number of shares specified, and the record owner or beneficial owner, as the case may be, will continue to receive cash distributions on the remainder of the shares.

     10. When may an eligible stockholder or interested new investor join the Plan?

        A record owner, beneficial owner or interested new investor may join the Plan at any time. Once in the Plan, you remain in the Plan until you withdraw from the Plan, we or the Plan Administrator terminates your participation in the Plan or we terminate the Plan. See Question 27 regarding withdrawal from the Plan.

     11. When will distributions be reinvested and optional cash payments be invested?

        When shares are purchased from us, the Plan Administrator will make those purchases on the investment date in each month or quarter, as the case may be. The investment date with respect to a distribution reinvestment will be either the distribution payment date for shares of common stock acquired directly from us, or, in the case of open market purchases, typically the distribution payment date, but no later than ten business days following the distribution payment date. The investment date with respect to shares of common stock acquired directly from us and relating to optional cash payments of $5,000 or less will be the last day (or pricing period conclusion date) of a pricing period (as defined below). The investment date with respect to shares of common stock acquired directly from us and relating to an optional cash payment of greater than $5,000 made pursuant to a request for waiver will be on each day on which the New York Stock Exchange is open for business in a pricing period, on which date 1/12 of your optional cash payment in each month will be invested. The investment date with respect to shares of common stock purchased on the open market and relating to optional cash payments will be no later than 30 days from the corresponding record date. With respect to all optional cash payments, regardless of the amount being invested, the period encompassing the twelve consecutive investment dates in each month constitutes the relevant "pricing period." See Schedule A attached hereto for a list of the expected pricing period commencement dates and conclusion dates (with the pricing period conclusion date being the investment date for optional cash payments of $5,000 or less).

                  When the Plan Administrator makes open market purchases, those purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or in negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes purchases. However, when the Plan Administrator makes open market purchases, the Plan Administrator is required to use its reasonable best efforts to purchase the shares at the lowest possible price.

                  If the Plan Administrator receives the authorization form prior to the record date for a distribution payment, the election to reinvest distributions will begin with that distribution payment. If the Plan Administrator receives the authorization form on or after any such record date, reinvestment of distributions will begin on the distribution payment date following the next record date if you are still a stockholder of record. Record dates for payment of distributions normally precede payment dates by approximately ten days.

                  See Question 17 for information concerning limitations on the minimum and maximum amounts of optional cash payments that you may make each month and Question 18 for information as to when the Plan Administrator must receive optional cash payments in order to be invested on each investment date.

                  The Plan Administrator will allocate shares and credit shares, computed to three decimal places, to your account as follows: (1) shares purchased from us will be allocated and credited as of the appropriate investment date; and (2) shares purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares to be purchased on behalf of all participants with distributions to be reinvested or optional cash payments, as the case may be, during the month.

                  NO INTEREST WILL BE PAID ON CASH DISTRIBUTIONS OR OPTIONAL CASH PAYMENTS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN YOUR BEST INTEREST TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

                         PURCHASES AND PRICES OF SHARES

         12. What will be the price to participants of shares purchased under the Plan?

                  With respect to reinvested distributions, the price per share of common stock acquired directly from us will be 100% (subject to change) of the average of the high and low sales prices, computed to three decimal places, of the shares of common stock on the New York Stock Exchange on the investment date (as defined in Question 11), or if no trading occurs in the shares of common stock on the investment date, the average of the high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported.

                  The price per share of common stock acquired through open market purchases with reinvested distributions will be the weighted average of the actual prices paid, computed to three decimal places, for all of the shares of common stock that the Plan Administrator purchases with all participants' reinvested distributions for that particular distribution by us. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges that the Plan Administrator pays in connection with the open market purchases. (If you desire to opt out of the distribution reinvestment feature of the Plan when the shares of common stock relating to distribution reinvestments will be purchased in the open market, you must notify the Plan Administrator prior to the close of business on the first business day preceding the record date for the related distribution payment date. For information as to the source of the shares of common stock to be purchased under the Plan see Question 15.)

                  With respect to optional cash payments, the price per share of the common stock acquired directly from us will be 100% of the average of the daily high and low sale prices, computed to three decimal places, of the shares of common stock as reported on the New York Stock Exchange for the trading day relating to each investment date (as defined in Question 11 above) or, if no trading occurs in the shares of common stock on such trading day, for the trading day immediately preceding such investment date for which trades are reported, less the applicable discount, if any. A "trading day" means a day on which trades in the shares of common stock are reported on the New York Stock Exchange.

                  Each month, at least three business days prior to the applicable record date (as defined in Question 18), we may establish the discount from the market price applicable to optional cash payments and will notify the Plan Administrator of the same. The discount may be between 0% and 5% of the market price and may vary each month, but once established will apply uniformly to all optional cash payments made during that month. The discount will be established in our sole discretion after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. The discount applies only to optional cash payments. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the discount, but current information regarding the discount applicable to the next pricing period may be obtained by contacting our general counsel, T. Richard Riney, at (502) 357-9000. Setting a discount for an investment date will not affect the setting of a discount for any subsequent investment date. The discount feature discussed above applies only to the issuance of shares of common stock by us pursuant to optional cash payments and does not apply to open market purchases made with optional cash payments or the reinvestment of distributions.

                  The price per common share acquired through open market purchases with optional cash payments will be 100% (subject to change) of the weighted average of the actual prices paid, computed to three decimal places, for all of the shares of common stock that the Plan Administrator purchases with all participants' optional cash payments for the related month. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges that the Plan Administrator pays in connection with the open market purchases.

                  Neither we nor you will have any authorization or power to direct the time or price at which the Plan Administrator purchases shares or the selection of the broker or dealer through or from whom the Plan Administrator makes the purchases. However, when open market purchases are made by the Plan Administrator, the Plan Administrator is required to use its best efforts to purchase the shares at the lowest possible price.

                  All references in the Plan to the "market price" when it relates to distribution reinvestments which will be reinvested in shares of common stock acquired directly from us will mean the average of the high and low sales prices, computed to three decimal places, of the shares of common stock on the New York Stock Exchange on the investment date, or if no trading occurs in the shares of common stock on the investment date, the average of the high and low sales prices for the first trading day immediately preceding the investment date for which trades are reported. With respect to distribution reinvestments which will be reinvested in shares of common stock purchased in the open market, "market price" will mean the weighted average of the actual prices paid, net of commissions, computed to three decimal places, for all of the shares of common stock that the Plan Administrator purchases with all participants' reinvested distributions for the related distribution. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges that the Plan Administrator pays in connection with the open market purchases. All references in the Plan to the "market price" for optional cash payments which will be invested in shares of common stock acquired directly from us will mean the average of the daily high and low sales prices of the shares of common stock as reported on the New York Stock Exchange on the trading day relating to each investment date or, if no trading occurs in the shares of common stock on that investment date, for the first trading day immediately preceding that investment date for which trades are reported. With respect to optional cash payments which will be invested in shares of common stock purchased in the open market, "market price" will mean the weighted average of the actual prices paid, computed to three decimal places, for all of the shares of common stock that the Plan Administrator purchases with all participants' optional cash payments for the related month. Additionally, you will be charged a pro rata portion of any brokerage commissions or other fees or charges that the Plan Administrator pays in connection with the open market purchases.

         13. What are the record dates and investment dates for distribution reinvestment?

                  For the reinvestment of distributions, the "record date" is the record date declared by the Board of Directors for that distribution. Likewise, the distribution payment date declared by the Board of Directors constitutes the investment date applicable to the reinvestment of that distribution with respect to shares of common stock acquired directly from us, except that if any such date is not a business day, the first business day immediately following such date will be the investment date. The investment date with respect to shares of common stock that the Plan Administrator purchases in open market transactions will typically be made on the distribution payment date, but will be no later than ten business days following the distribution payment date. Distributions will be reinvested on the investment date using the applicable market price (as defined in Question 12), subject to our permission for reinvestment of distributions in excess of $25,000. Distributions in excess of $25,000 not approved for reinvestment by us will be paid in cash. Generally, record dates for quarterly distributions on the shares of common stock will precede the distribution payment dates by approximately ten days. See Schedule A for a list of the future distribution record dates and payment dates. Please refer to Question 18 for a discussion of the record dates and investment dates applicable to optional cash payments.

         14.      How will the number of shares purchased for you be determined?

                  Your Plan account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on your behalf divided by the purchase price per share as calculated pursuant to the methods described in Question 12, as applicable. The total amount to be invested will depend on the amount of any distributions paid on the number of shares of common stock that you own on the applicable record date and shares of common stock credited to your Plan account and available for investment on the related investment date, or the amount of any optional cash payments made by you and available for investment on the related investment date. Subject to the availability of shares of common stock registered for issuance under the Plan and permission from us for reinvestment of distributions in excess of $25,000, there is no total maximum number of shares available for issuance pursuant to the reinvestment of distributions.

         15. What is the source of shares of common stock purchased under the Plan?


                  Shares of common stock credited to your Plan account will be purchased either directly from us, in which event such shares will be authorized but unissued shares or treasury shares, or on the open market, or by a combination of the foregoing, at our option, after a review of current market conditions and our current and projected capital needs. We will determine the source of the shares of common stock to be purchased under the Plan at least three business days prior to the relevant record date, and will notify the Plan Administrator of the same. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the source of the shares of common stock to be purchased under the Plan, but current information regarding the source of the shares of common stock may be obtained by contacting our general counsel, T. Richard Riney, at (502) 357-9000. We anticipate that initially purchases of shares under the Plan will be effected through open market transactions.

     16.  How does the optional cash payment feature of the Plan work?

          All record owners and interested new investors who have timely submitted signed authorization forms indicating their intention to participate in the optional cash payment feature, and all beneficial owners whose brokers, banks or other nominees have timely submitted signed authorization forms indicating their intention to participate in the optional cash payment feature (except for beneficial owners whose brokers, banks or other nominees hold the shares of the beneficial owners in the name of a major securities depository), are eligible to make optional cash payments during any month, whether or not a distribution is declared. If a broker, bank or other nominee holds shares of a beneficial owner in the name of a major securities depository, optional cash payments must be made through the use of the Broker and Nominee Form. See Question 8. Optional cash payments must be accompanied by an authorization form or a Broker and Nominee Form, as applicable. Each month the Plan Administrator will apply any optional cash payment received from you no later than one business day prior to the commencement of that month's pricing period (as defined in Question 12) to the purchase of additional shares of common stock for your account on the following investment date (as defined in Question 11).

     17.  What limitations apply to optional cash payments?

          Each optional cash payment is subject to a minimum per month purchase limit of $250 and a maximum per month purchase limit of $5,000. For purposes of these limitations, all Plan accounts under your common control or management (which will be determined at our sole discretion) will be aggregated. Generally, optional cash payments of less than $250 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $5,000, unless such limit has been waived by us, will be returned to you without interest at the end of the relevant pricing period.

          You may make optional cash payments of up to $5,000 each month without our prior approval, subject to our right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of shares of common stock or interested new investors in order to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of common stock. Optional cash payments in excess of $5,000 may be made by you only upon our acceptance of a completed request for waiver form from you and the Plan Administrator's receipt of that form. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to accepted requests for waiver. A request for waiver form must be received each month by us and the Plan Administrator and accepted by us and notice of our acceptance must have been received by the Plan Administrator no later than the record date (as defined in Question 18) for the applicable investment date. Request for waiver forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 4. Waivers will be accepted only with respect to actual record owners and not for the benefit of beneficial owners or multiple participants. If you are interested in obtaining further information about a request for waiver, you should contact our general counsel, T. Richard Riney, at (502) 357-9000 or the Plan Administrator at (800) 622-6757.

          Waivers will be considered on the basis of a variety of factors, which may include our current and projected capital needs, the alternatives available to us to meet those needs, prevailing market prices for shares of common stock and our other securities, general economic and market conditions, expected aberrations in the price or trading volume of the shares of common stock, the potential disruption of the price of the shares of common stock by a financial intermediary, the number of shares of common stock that you hold, your past actions under the Plan, the aggregate amount of optional cash payments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. Grants of waivers will be made in our absolute discretion.

          YOU ARE NOT OBLIGATED TO PARTICIPATE IN THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN AT ANY TIME. OPTIONAL CASH PAYMENTS NEED NOT BE IN THE SAME AMOUNT EACH MONTH.

          Unless we waive our right to do so, we may establish for any pricing period a minimum threshold price applicable only to the investment of optional cash payments that exceed $5,000 and that are made pursuant to requests for waiver, in order to provide us with the ability to set a minimum price at which shares of common stock will be sold under the Plan each month pursuant to such requests. A threshold price will only be established when shares of common stock will be purchased directly from us on the applicable investment date. We will, at least three business days prior to each record date (as defined in Question
18), determine whether to establish a threshold price and, if a threshold price is established, its amount and so notify the Plan Administrator. The determination whether to establish a threshold price and, if a threshold price is established, its amount will be made by us at our discretion after a review of current market conditions, the level of participation in the Plan and our current and projected capital needs. Neither we nor the Plan Administrator will be required to provide any written notice to you as to whether a threshold price has been established for any pricing period, but current information regarding the threshold price may be obtained by contacting our general counsel, T. Richard Riney at (502) 357-9000 or the Plan Administrator at (800) 622-6757.

          The threshold price for optional cash payments made through requests for waiver, if established for any pricing period, will be a stated dollar amount that the average of the high and low sale prices of the shares of common stock on the New York Stock Exchange for each trading day of the relevant pricing period must equal or exceed. In the event that the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from that pricing period and no investment will occur on the corresponding investment date. For each trading day on which the threshold price is not satisfied, 1/12 of each optional cash payment made by you pursuant to a request for waiver will be returned to you, without interest, as soon as practicable after the end of the applicable pricing period. Thus, for example, if the threshold price is not satisfied for three of the twelve trading days in a pricing period, 3/12 of your optional cash payment made pursuant to a request for waiver will be returned to you by check, without interest, as soon as practicable after the end of the applicable pricing period. The Plan Administrator expects to mail such checks within five to ten business days from the end of the applicable pricing period. This return procedure will only apply when shares are purchased directly from us for optional cash payments made through requests for waiver and we have set a threshold price with respect to the relevant pricing period. See Question 15.

          Setting a threshold price for a pricing period will not affect the setting of a threshold price for any subsequent pricing period. The threshold price concept and return procedure discussed above apply only to optional cash payments made through requests for waiver.

          For any pricing period, we may waive our right to set a threshold price for optional cash payments made through requests for waiver. You may ascertain whether the threshold price applicable to a given pricing period has been set or waived, as applicable, by contacting our general counsel, T. Richard Riney, at (502) 357-9000 or the Plan Administrator at (800) 622-6757.

          For a list of expected dates by which the threshold price will be set in 2001 and 2002, see Schedule A.

          Each month, at least three business days prior to the applicable record date (as defined in Question 18), we may establish the discount from the market price applicable to optional cash payments during the corresponding pricing period and will notify the Plan Administrator of the same. The discount may be between 0% and 5% of the market price and may vary each month, but once established will apply uniformly to all optional cash payments made during that month. The discount will be established in our sole discretion after a review of current market conditions, the level of participation in the Plan, and our current and projected capital needs. The discount applies only to optional cash payments. Neither we nor the Plan Administrator will be required to provide any written notice to you as to the discount, but current information regarding the discount applicable to the next pricing period may be obtained by contacting our general counsel, T. Richard Riney, at (502) 357-9000 or the Plan Administrator at (800) 622-6757. Setting a discount for a pricing period will not affect the setting of a discount for any subsequent pricing period. The discount feature discussed above applies only to the issuance of shares of common stock by us through optional cash payments and does not apply to open market purchases made with optional cash payments or the reinvestment of distributions.

          THE THRESHOLD PRICE CONCEPT AND RETURN PROCEDURE DISCUSSED ABOVE APPLY ONLY TO OPTIONAL CASH PAYMENTS MADE PURSUANT TO REQUESTS FOR WAIVER WHEN SHARES OF COMMON STOCK ARE TO BE PURCHASED FROM US ON THE APPLICABLE INVESTMENT DATE. ALL OTHER OPTIONAL CASH PAYMENTS WILL BE MADE AT THE MARKET PRICE (SUBJECT TO CHANGE) LESS THE DISCOUNT, IF ANY, WITHOUT REGARD TO ANY THRESHOLD PRICE.

     18. What are the record dates and investment dates for optional cash payments?

          Optional cash payments will be invested every month as of the related investment date. The "record date" for optional cash payments is one business day prior to the commencement of the related pricing period and the "investment date" for optional cash payments of $5,000 or less is the last day of the pricing period (or pricing period conclusion date), and for optional cash payments of greater than $5,000 made through requests for waivers, the "investment date" is each day on which the New York Stock Exchange is open for business in a pricing period.

          Optional cash payments that the Plan Administrator receives by the record date will be applied to the purchase of shares of common stock on the investment dates which relate to that pricing period. No interest will be paid by us or the Plan Administrator on optional cash payments held pending investment. Generally, optional cash payments received after the record date will be returned to you without interest at the end of the pricing period; you may resubmit those optional cash payments prior to the commencement of the next or a later pricing period.

          For a schedule of expected record dates and pricing period commencement dates and conclusion dates in 2001 and 2002, see Schedule A.

     19.  When must the Plan Administrator receive optional cash payments?

          Each month the Plan Administrator will apply any optional cash payment for which good funds are timely received to the purchase of shares of common stock for your account during the next pricing period. See Question 18. In order for funds to be invested during the next pricing period, the Plan Administrator must have received a check, money order or wire transfer by the end of the business day immediately preceding the first trading day of the ensuing pricing period and that check, money order or wire transfer must have cleared on or before the first investment date in such pricing period. Wire transfers may be used only if the Plan Administrator approves it verbally in advance. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to National City Bank and submitted together with, initially, the authorization form or, subsequently, the form for additional investments attached to your statements. Checks returned for any reason will not be resubmitted for collection.

          NO INTEREST WILL BE PAID BY US OR THE PLAN ADMINISTRATOR ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE PLAN ADMINISTRATOR, IT NORMALLY WILL BE IN YOUR BEST INTEREST TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

          In order for payments to be invested on the first investment date in a pricing period, in addition to the receipt of good funds by the first investment date in a pricing period, the Plan Administrator must be in receipt of an authorization form or a Broker and Nominee Form, as appropriate, as of the same date. See Questions 6 and 8.

     20.  May optional cash payments be returned?

          Upon telephone or written request to the Plan Administrator received at least five business days prior to the record date for the investment date with respect to which optional cash payments have been delivered to the Plan Administrator, such optional cash payments will be returned to you as soon as practicable. Requests received less than five business days prior to such date will not be returned but instead will be invested on the next related investment date. Additionally, a portion of each optional cash payment will be returned by check, without interest, as soon as practicable after the end of the pricing period for each trading day that does not meet the threshold price, if any, applicable to optional cash payments made pursuant to requests for waiver. See Question 17. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 19, will be subject to return to you as soon as practicable.

     21. Are there any expenses to you in connection with your participation under the Plan?

          You will have to pay brokerage fees or commissions on shares of common stock purchased with reinvested distributions or optional cash payments on the open market which will be first deducted before determining the number of shares to be purchased. You will incur no brokerage commissions or service charges in connection with the reinvestment of distributions or optional cash payments when shares of common stock are acquired directly from us. We will pay all other costs of administration of the Plan. However, if you request that the Plan Administrator sell all or any portion of your shares (see Question 27), you will incur prorated brokerage commissions and service charges of the Plan Administrator. All costs of the sale will be deducted from the proceeds paid to you.

                                 REPORTS TO YOU

     22.  What kind of reports will be sent to you?

          You will receive a statement of your account following each purchase or sale transaction and following any withdrawal of shares. These statements are your continuing record of the cost of your purchases and should be retained for income tax purposes. In addition, you will receive copies of other communications sent to holders of the shares of common stock, including our annual report to stockholders, the notice of annual meeting and proxy statement in connection with our annual meeting of stockholders and Internal Revenue Service information for reporting distributions paid.


                           DISTRIBUTIONS ON FRACTIONS

     23.  Will you be credited with distributions on fractions of shares?

          Yes.

                     CERTIFICATES FOR SHARES OF COMMON STOCK

     24.  Will certificates be issued for shares purchased?

          No. Shares of common stock purchased for you will be held in the name of the Plan Administrator or its nominee. No certificates will be issued to you for shares in the Plan unless you submit a written request to the Plan Administrator or until participation in the Plan is terminated. At any time, you may request that the Plan Administrator send you a certificate for some or all of the whole shares credited to your account. You should mail this request to the Plan Administrator at the address set forth in the answer to Question 4. Any remaining whole shares and any fractions of shares will remain credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances.

     25.  In whose name will certificates be registered when issued?

          Your Plan account is maintained in the name in which your certificates were registered at the time of your enrollment in the Plan. Share certificates for whole shares purchased under the Plan will be similarly registered when issued upon your request. If you are a beneficial owner, you should place the request through your banker, broker or other nominee. See Question 6. If you wish to pledge shares credited to your Plan account, you must first withdraw those shares from the Plan account. If you wish to withdraw your shares and have any or all of the full shares held in their Plan account issued and delivered to you in physical form, you may do so by sending a written instruction to the Plan Administrator. Registration of withdrawn shares in a name other than yours will require the guaranty of your signature by a member firm of a Medallion Signature Guaranty Program.

                           WITHDRAWALS AND TERMINATION

     26.  When may you withdraw from the Plan?

          You may withdraw from the Plan with respect to all or a portion of the shares held in your Plan account at any time. If the request to withdraw is received prior to a distribution record date set by the Board of Directors for determining stockholders of record entitled to receive a distribution, the request will be processed on the day following the Plan Administrator's receipt of the request.

          If the Plan Administrator receives your request to withdraw on or after a distribution record date, but before payment date, the Plan Administrator, in its sole discretion, may either pay such distribution in cash or reinvest it in shares for your account. The request for withdrawal will then be processed as promptly as possible following such distribution payment date. All distributions subsequent to such distribution payment date or investment date will be paid in cash unless you re-enroll in the Plan, which may be done at any time.

          Any optional cash payments which have been sent to the Plan Administrator prior to a request for withdrawal will also be invested on the next investment date unless you expressly request return of that payment in the request for withdrawal, and the Plan Administrator receives the request for withdrawal at least five business days prior to the record date for the investment date with respect to which optional cash payments have been delivered to the Plan Administrator.

     27.  How do you withdraw from the Plan?

          If you wish to withdraw from the Plan with respect to all or a portion of the shares held in your Plan account, you must notify the Plan Administrator in writing at its address set forth in the answer to Question 4. Upon your withdrawal from the Plan or termination of the Plan by us, certificates for the appropriate number of whole shares credited to your account under the Plan will be issued. Registration of withdrawn shares in a name other than yours will require the guaranty of your signature by a member firm of a Medallion Signature Guaranty Program.

          Upon withdrawal from the Plan, you may also request in writing that the Plan Administrator sell all or part of the shares credited to your Plan account. The Plan Administrator will sell the shares as requested within ten business days after processing the request for withdrawal. The timing and price of the sale are at the sole discretion of the Plan Administrator. The Plan Administrator will send a check for the proceeds of the sale, less any brokerage commissions and service charges paid to the Plan Administrator and any applicable share transfer taxes, generally within five business days of the sale.

          Cash will be paid in lieu of any fraction of a share, based on the prevailing market price. Such cash will be reported as taxable proceeds.

     28.  Are there any automatic termination provisions?

          Participation in the Plan will be terminated if the Plan Administrator receives written notice of the death or adjudicated incompetence of a participant, together with satisfactory supporting documentation of the appointment of a legal representative, at least five business days before the next record date for purchases made through the reinvestment of distributions or optional cash payments, as applicable. In the event written notice of death or adjudicated incompetence and such supporting documentation is received by the Plan Administrator less than five business days before the next record date for purchases made through the reinvestment of distributions or optional cash payments, as applicable, shares will be purchased for the participant with the related cash distribution or optional cash payment and participation in the Plan will not terminate until after such distribution or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the participant's account and the participant's shares and any cash distributions paid thereon will be forwarded to the participant's legal representative.

          Participation in the Plan may be terminated if all whole shares have been disbursed from your stockholder account and your Plan account, leaving only a fraction of a share.

          WE RESERVE THE RIGHT TO MODIFY, SUSPEND OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE HOLDERS OF SHARES OF COMMON STOCK OR INTERESTED NEW INVESTORS IN ORDER TO ELIMINATE PRACTICES WHICH ARE, IN OUR SOLE DISCRETION, NOT CONSISTENT WITH THE PURPOSES OR OPERATION OF THE PLAN OR WHICH ADVERSELY AFFECT THE PRICE OF THE SHARES OF COMMON STOCK.

                                OTHER INFORMATION

     29. What happens if you sell or transfer all of the shares registered in your name?

          If you dispose of all shares registered in your name and all shares held in your Plan account, and are not shown as a record owner on a distribution record date, you may be terminated from the Plan as of that date and the termination treated as though a withdrawal notice had been received prior to the record date.

     30. What happens if we declare a distribution payable in shares or declare a share split?

          Any distribution payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your Plan account will be added to that account. Share distributions or split shares which are attributable to shares registered in your own name and not in your Plan account will be mailed directly to you as in the case of stockholders not participating in the Plan.

     31. How will shares held by the Plan Administrator be voted at meetings of stockholders?

          If you are a record owner, you will receive a proxy card covering both directly held shares and shares held in the Plan. If you are a beneficial owner, you will receive a proxy covering shares held in the Plan through your broker, bank or other nominee.

          If a proxy is returned properly signed (unless returned electronically) and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed (unless returned electronically) but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our Board of Directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed (unless returned electronically) or improperly completed, shares registered in your name may be voted only by you in person; neither we nor the Plan Administrator will vote such shares.

     32. What are our responsibilities and the Plan Administrator's responsibilities under the Plan?

          We and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon his or her death, with respect to the prices at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits our liability with respect to alleged violations of federal securities laws.

          We and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

     33.  May the Plan be changed or discontinued?

          Yes. We may suspend, terminate, or amend the Plan at any time. Notice will be sent to you of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by us.

          We may appoint a successor administrator or agent in place of the Plan Administrator at any time. You will be promptly informed of any such appointment.

          Any questions of interpretation arising under the Plan will be determined by us, in our sole discretion, and any such determination will be final.

     34. What are the federal income tax consequences of participation in the Plan?

          The following summarizes certain federal income tax considerations to current stockholders who participate in the Plan. New investors and current stockholders should consult the discussion herein under the caption "Federal Income Tax Considerations" for a summary of federal income tax considerations related to the ownership of shares of common stock.

          The following summary is based upon an interpretation of current federal tax law. You should consult your own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as share transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and the subsequent disposition of shares of common stock acquired pursuant to the Plan. Income tax consequences to participants residing outside the United States will vary from jurisdiction to jurisdiction.

Current Stockholders
--------------------

          In the case of shares of common stock purchased by the Plan Administrator pursuant to the reinvestment feature of the Plan, whether purchased from us or in the open market, you will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the amount of the cash distribution that was reinvested.

          Such distribution will be taxable as a dividend to the extent of our current or accumulated earnings and profits. To the extent the distribution is in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and the distribution in excess of your tax basis will be taxable as gain realized from the sale of our shares.

          If you are a current stockholder and you purchase common shares from us at a discount pursuant to the optional cash purchase feature of the Plan, you will be treated for federal income tax purposes as having received a distribution from us in an amount equal to the excess, if any, of the fair market value (determined as the average of the high and low trading prices) of the common shares on the investment date less the amount of the optional cash payment, and that all or a portion of such distribution will be treated as a taxable dividend.

          In the case of shares of common stock purchased by the Plan Administrator on the open market pursuant to the optional cash payment feature of the Plan, you should not be treated for federal income tax purposes as having received a distribution from us.

General
-------

          Your holding period for shares of common stock acquired pursuant to the Plan will begin on the day following the investment date. You will have a tax basis in the shares of common stock equal to the amount of cash used to purchase the shares of common stock.

          You will not realize any taxable income upon receipt of certificates for whole shares of common stock credited to your account, either upon your request for certain of those shares of common stock or upon your termination of participation in the Plan. You will recognize gain or loss upon the sale or exchange of shares of common stock acquired under the Plan. You will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares of common stock or fractional share equivalent and the tax basis thereof.

     35.  How are income tax withholding provisions applied to you?

          If you fail to provide certain federal income tax certifications in the manner required by law, distributions on shares of common stock, proceeds from the sale of fractional shares and proceeds from the sale of shares of common stock held for your account will be subject to federal income tax backup withholding imposed at the fourth lowest tax rate applicable to unmarried individuals, or the then current rate. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements.

          If you are a foreign stockholder you need to provide the required federal income certifications to establish your status as a foreign stockholder in order for the above backup withholding imposed at the fourth lowest tax rate applicable to unmarried individuals not to apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. Generally, distributions to a foreign stockholder are subject to federal income tax withholding at 30% (or a lower treaty rate), but may be as much as 35% for certain types of income. Certain distributions or portion of a distribution to a foreign stockholder may still be subject to federal income tax withholding even when the distribution or that portion of the distribution is not treated as dividend under federal income tax laws. If you are a foreign stockholder whose distributions are subject to federal income tax withholding, the appropriate amount will be withheld and the balance will be credited to your account to purchase shares of common stock.

     36. Who bears the risk of market fluctuations in our shares of common stock?

          Your investment in shares held in the Plan account is no different from your investment in directly held shares. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to those shares.

     37.  How is the Plan interpreted?

          Any question of interpretation arising under the Plan will be determined by us and any such determination will be final. We may adopt additional terms and conditions of the Plan and its operation will be governed by the laws of the State of Delaware.

     38.  What are some of your responsibilities under the Plan?

          Shares of common stock credited to your Plan account are subject to escheat to the state in which you reside in the event that such shares are deemed, under such state's laws, to have been abandoned by you. You, therefore, should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to you will be addressed to you at the last address of record that you provide to the Plan Administrator.

          You will have no right to draw checks or drafts against your Plan account or to instruct the Plan Administrator with respect to any shares of common stock or cash held by the Plan Administrator except as expressly provided in the Plan.

                        FEDERAL INCOME TAX CONSIDERATIONS

General

          The following discussion summarizes certain material federal income tax considerations to a holder of shares of common stock. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

          EACH PROSPECTIVE PURCHASER OF SHARES OF COMMON STOCK IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER, IN LIGHT OF HIS OR HER SPECIFIC OR UNIQUE CIRCUMSTANCES, OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Our Taxation

          We elected REIT status commencing with our taxable year ending December 31, 1999. In any taxable year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain which we distribute to stockholders. This treatment substantially eliminates the "double taxation" (at both the corporate and stockholder levels) that generally results from the use of corporate investment vehicles. However, we will be subject to federal income tax at regular corporate rates upon any of our annual REIT taxable income or net capital gain which is not distributed to our stockholders by the end of the tax year. We also may be subject to the corporate "alternative minimum tax" on certain preference and adjustment items. In addition, we will be subject to a 4% excise tax if we do not satisfy certain distribution requirements. We may also be subject to taxes in certain situations and on certain transactions not presently contemplated.

          If we fail to qualify for taxation as a REIT in any taxable year, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. As a result, our failure to qualify as a REIT would significantly reduce the cash available for distribution by us to our stockholders. Unless entitled to relief under the specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

          Our qualification and taxation as a REIT depend upon our ability to satisfy on a continuing basis, through actual annual operating and other results, various requirements under the Internal Revenue Code, with regard to, among other things, the sources of our gross income, the composition of our assets, the level of our dividends to stockholders, and the diversity of our share ownership. The purpose of these requirements is to allow the tax benefit of REIT status only to companies that primarily own, and primarily derive income from, real estate-related assets and certain other assets which are passive in nature, and that distribute 95% (90% after December 31, 2000) of taxable income (computed without regard to our net capital gain) to stockholders. We believe that we have qualified as a REIT for all of our taxable years commencing with our taxable year ended December 31, 1999, and that our current structure and method of operation is such that we will continue to qualify as a REIT.

          Willkie Farr & Gallagher, our special tax counsel, has provided an opinion to the effect that we were organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for our taxable years ended December 31, 1999 and December 31, 2000, and our current organization and method of operation should enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and factual representations made by us relating to the organization, prior and our expected operation and all of the various partnerships, limited liability companies and corporate entities in which we presently have an ownership interest, or in which we had an ownership interest in the past. Willkie Farr & Gallagher will not review our compliance with these requirements on a continuing basis. No assurance can be given that the actual results of our operations, and the subsidiary entities, the sources of their gross income, the composition of their assets, the level of our dividends to stockholders and the diversity of our share ownership for any given taxable year will satisfy the requirements under the Internal Revenue Code for qualification and taxation as a REIT.

Taxation of Taxable Domestic Shareholders

          General. So long as we qualify as a REIT, distributions made to our taxable domestic stockholders, with respect to their shares of common stock out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for stockholders that are corporations. For purposes of determining whether distributions on the shares of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any of our preferred stock and second to our shares of common stock. Dividends that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its shares of common stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. If, for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue
Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Internal Revenue Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of shares of common stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Internal Revenue Code) paid or made available to the holders of the shares of common stock for the year and the denominator of which will be the Total Dividends. To the extent that we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's shares of common stock by the amount of such distribution (but not below zero), with distributions in excess of the stockholder's tax basis taxable as capital gains (if the shares of common stock are held as a capital asset). In addition, any dividend declared by us in October, November or December of any year and payable to a stockholder of record on a specific date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.

          In general, any loss upon a sale or exchange of shares of common stock by a stockholder who has held such shares of common stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent distributions from us received by such stockholder are required to be treated by such stockholder as long-term capital gains.

          Pursuant to the Taxpayer Relief Act of 1997, we may elect to require holders of shares of common stock to include our undistributed net capital gains in their income. If we make such an election, holders of shares of common stock will (i) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of shares of common stock will increase the basis in its shares of common stock by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately. The Taxpayer Relief Act Act, however, did not change the 4% excise tax imposed on us upon a failure to make certain required distributions.

          Subject to certain exceptions, for individuals, trusts and estates, the maximum rate of tax on the net capital gain from sale or exchange of a capital asset held for more than 12 months is 20% (10% for taxpayers in the 15% tax bracket). This maximum rate has been reduced to 18% for capital assets acquired after December 31, 2000 and held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the unrecaptured section 1250 gain. Long term capital gains from sale or exchange of certain collectibles and gains from sale or exchange of qualified small business stock is taxed at a maximum rate of 28%. The is no capital gains rate preference for corporations.

Taxation of Tax-Exempt Stockholders

          Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Internal Revenue Code ("UBTI"). Distributions by us to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares of common stock with "acquisition indebtedness" within the meaning of Section 514 of the Internal Revenue Code and the shares of common stock are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, for taxable years beginning on or after January 1, 1994, certain pension trusts that own more than 10% of a "pension- held REIT" must report a portion of the distribution that they receive from such a REIT as UBTI. We have not been and do not expect to be treated as a pension-held REIT for purposes of this rule.

Taxation of Foreign Shareholders

          The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of shares of common stock applicable to Non-U.S. Holders of such shares of common stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States,
(ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only.

          Distributions From Us. 1. Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of shares of common stock. In cases where the dividend income from a Non-U.S. Holder's investment in shares of common stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S Holder that is a foreign corporation).

          2. Non-Dividend Distributions. Distributions in excess of our current or accumulated earnings and profits will not be taxable to a Non-U.S. Holder to the extent that they do not exceed the adjusted basis of the stockholder's shares of common stock, but rather will reduce the adjusted basis of such shares of common stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder's shares of common stock, they will give rise to gain from the sale or exchange of its shares of common stock, the tax treatment of which is described below. If we are or have been a United States Real property holding corporation, defined in section 897(c)(2) of the Internal Revenue Code, we will be required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. We believe that we have been and expect to continue to be a United States real property holding corporation. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Holder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Holder's United States tax liability, if any, with respect to the distribution.

          3. Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by us to a Non-U.S. Holder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") such as the properties beneficially owned by us ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

          Dispositions of shares of common stock. Unless shares of common stock constitute a USRPI, a sale of shares of common stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The shares of common stock will not constitute a USRPI if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares of common stock is held directly or indirectly by Non-U.S. Holders. We believe that we have been and anticipate that we will continue to be a domestically controlled REIT, and therefore that the sale of shares of common stock will not be subject to taxation under FIRPTA. Because the shares of common stock will be publicly traded, however, no assurance can be given we will continue to be a domestically controlled REIT. If we do not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of our shares of beneficial interest generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) such shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market and (ii) the selling Non-U.S. Holder does not hold more than 5% of the value of the series and class of our outstanding shares being sold, at all times during a specified testing period.

          If gain on the sale of shares of common stock were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of shares of common stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in shares of common stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

Other Tax Considerations

          State and Local Taxes. We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our shares of beneficial interest.

                                 USE OF PROCEEDS

          We do not know either the number of shares of common stock that will be ultimately sold pursuant to the Plan or the prices at which such shares will be sold. We will receive proceeds from the purchase of shares of common stock through the Plan only to the extent that such purchases are made directly from us and not from open market purchases by the Plan Administrator. We propose to use the net proceeds from the sale of newly issued shares of common stock to repay indebtedness under the terms of the Amended And Restated Credit, Security Guaranty and Pledge Agreement dated January 31, 2000 between us and the lenders party thereto, the repayment of any other indebtedness and for general corporate purposes. The principal amount outstanding as of September 30, 2001, the interest rate and maturity date of the indebtedness under the Credit Agreement are: Tranche A -- $97,075,549, LIBOR plus 2.75% (currently 5.42 %), maturing on December 31, 2002; Tranche B -- $279,572,064, LIBOR plus 3.75% (currently 6.38%), maturing on December 31, 2005 (included in the $279,572,064 Tranche B debt, are two sinking fund payments of $50,000,000 each due on December 30, 2003 and December 30, 2004); and Tranche C -- $473,367,900, LIBOR plus 4.25% (currently 6.85%) and maturing on December 31, 2007.


                              PLAN OF DISTRIBUTION

          Except to the extent the Plan Administrator purchases shares of common stock in open market transactions, the shares of common stock acquired under the Plan will be sold directly by us through the Plan. We may sell shares of common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. In connection with any such transaction, compliance with Regulation M under the Exchange Act would be required. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of common stock trade or in privately negotiated transactions. The shares of common stock are currently listed on the New York Stock Exchange. Under certain circumstances, it is expected that a portion of the shares of common stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to us for shares of common stock acquired under the Plan, after deduction of the applicable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions. Any such underwriter involved in the offer and sale of the shares of common stock will be named in an applicable prospectus supplement. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the shares of common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable prospectus supplement.

          Subject to the availability of shares of common stock registered for issuance under the Plan and our permission, there is no total maximum number of shares that can be issued pursuant to the reinvestment of distributions.

          Except with respect to open market purchases of shares of common stock relating to reinvested distributions or optional cash payments, we will pay any and all brokerage commissions and related expenses incurred in connection with purchases of shares of common stock under the Plan. With respect to open market purchases of shares of common stock, at the time the Plan is initially offered, brokerage commissions are charged at a rate typically around $.06 to $.08 per share. However, for certain odd-lot transactions, the commissions could be higher, up to a maximum of $8.00 for any single odd-lot transaction. Such commissions are subject to change from time to time. Upon withdrawal by you from the Plan by the sale of shares of common stock held under the Plan, you will receive the proceeds of such sale less any brokerage commissions and service charges paid to the Plan Administrator (if such resale is made by the Plan Administrator at your request), and any applicable transfer taxes. We anticipate that we will incur approximately $307,397.89 of expenses, which include legal, accounting, printing and registration fees, in connection with the distribution.


          Shares of common stock may not be available under the Plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                      DESCRIPTION OF SHARES OF COMMON STOCK

          The summary of the terms of the shares of common stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended from time to time, and our Third Amended and Restated Bylaws, as amended and/or restated from time to time, each of which is incorporated herein by reference.

          Our Certificate of Incorporation provides that we may issue up to 190,000,000 shares of stock, consisting of 180,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of October 30, 2001, 68,839,326 shares of common stock and no preferred shares were issued and outstanding.

          All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares of beneficial interest and to certain provisions of our Certificate of Incorporation, holders of shares of common stock are entitled to receive distributions if, as and when authorized and declared by the Board of Directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. We currently expect to make quarterly distributions, and from time to time we may make additional distributions.

          Holders of shares of common stock have no conversion, sinking fund, redemption or preemptive rights to subscribe for any of our securities. Subject to certain provisions of our Certificate of Incorporation, shares of common stock have equal distribution, liquidation and other rights.

          In order to preserve our ability to maintain REIT status, our Certificate of Incorporation provides that if a person acquires beneficial ownership of greater than 9% of our outstanding stock, the shares that are beneficially owned in excess of such 9% limit are considered to be "excess shares". Excess shares are automatically deemed transferred to a trust for the benefit of a charitable institution or other qualifying organization selected by our Board of Directors. The trust is entitled to all dividends with respect to the excess shares and the trustee may exercise all voting power over the excess shares. We have the right to buy the excess shares for a purchase price equal to the lesser of (1) the price per share in the transaction that created the shares, or (2) the market price on the date we buy the shares. We may defer payment of the purchase price for the excess shares for up to five years. If we do not purchase the excess shares, the trustee of the trust is required to transfer the excess shares at the direction of the Board of Directors. The owner of the excess shares is entitled to receive the lesser of the proceeds from the sale of the excess shares or the original purchase price for such excess shares; any additional amounts are payable to the beneficiary of the trust. Certain holders who owned common stock in excess of the foregoing limits on the date of the 1998 spin off, are not subject to the general ownership limits applicable to other stockholders. Such holders are generally permitted to own up to the same percentage of common stock that was owned on the date of the 1998 spin off, provided such ownership does not jeopardize our status as a REIT. The Board of Directors may grant waivers from the excess share limitations.

          We have issued Preferred Stock Purchase Rights (the "Rights") under a Rights Agreement, dated July 20, 1993, as amended, with National City Bank as the Rights Agent. The Rights have certain anti-takeover effects and are intended to cause substantial dilution to a person or group that attempts to acquire us without the approval of our Board of Directors. For more information on the Rights, see Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available on the Commission's Web site at www.sec.gov. You also may read and copy any documents we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800- SEC-0330 for further information about their public reference rooms, including copy charges. You can also obtain information about us from the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

          The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede information in this prospectus and in our other filings with the Commission. We incorporate by reference the documents listed below. We also specifically incorporate by reference any such filings made after the date of the initial registration statement.

          (1) our Annual Report on Form 10-K for the year ended on December 31, 2000, filed with the Commission on April 16, 2001;

          (2)    our Definitive Proxy Statement, filed on April 20, 2001;

          (3) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed with the Commission on August 10, 2001;

          (4) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed with the Commission on May 14, 2001;

          (5) our Current Report on Form 8-K filed with the Commission on September 17, 2001; our Current Report on Form 8-K filed with the Commission on July 25, 2001; our Current Report on Form 8-K filed with the Commission on July 5, 2001; and our Current Report on Form 8-K/A filed with the Commission on April 24, 2001;

          (6) the description of our shares of common stock in our Registration Statement on Form 8-A, as amended, filed on May 24, 2000; and

          (7) any future filings we make with the Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of the initial filing of the registration statement and until we sell all of the shares of common stock offered by this prospectus.

          You may request a copy of these filings at no cost, by writing or calling us at the following address:

                      Ventas, Inc.
                      4360 Brownsboro Road, Suite 115
                      Louisville, Kentucky  40207-1642
                      506) 357-9000
                      Attention: T. Richard Riney
                                 General Counsel

          You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. You may also obtain from the Commission a copy of the registration statement and exhibits that we filed with the Commission when we registered the shares. The registration statement may contain additional information that may be important to you.

                                 LEGAL OPINIONS

          The legality of the shares of common stock offered pursuant to the Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan will be passed upon by T. Richard Riney, our Executive Vice President and General Counsel. Mr. Riney owns a number of shares of common stock and holds options to purchase additional shares of common stock. Certain federal income tax matters will be passed upon for us by Willkie Farr & Gallagher, New York, New York. Willkie Farr & Gallagher from time to time provides services to us and our affiliates.

                                     EXPERTS

          The consolidated financial statements and schedule of Ventas, Inc. at December 31, 2000 and 1999, and for the years then ended and the period May 1, 1998 through December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report thereon, and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                   SCHEDULE A

                             OPTIONAL CASH PAYMENTS


                           RECORD DATE AND        PRICING PERIOD
 THRESHOLD PRICE AND    OPTIONAL CASH PAYMENT      COMMENCEMENT        PRICING PERIOD
  DISCOUNT SET DATE           DUE DATE                 DATE            CONCLUSION DATE
---------------------  -----------------------  ------------------   -------------------
December 11, 2001      December 14, 2001        December 17, 2001    January 3, 2002
February 19, 2002      February 22, 2002        February 25, 2002    March 13, 2002
May 21, 2002           May 24, 2002             May 27, 2002         June 12, 2002
August 21, 2002        August 26, 2002          August 27, 2002      September 12, 2002
November 20, 2002      November 25, 2002        November 26, 2002    December 12, 2002




                   COMMON SHARE DISTRIBUTION REINVESTMENTS (1)
                   -------------------------------------------

    RECORD DATE          INVESTMENT DATE (2)
--------------------   -----------------------
December 14, 2001      January 7, 2002
February 22, 2002      March 4, 2002
May 24, 2002           June 4, 2002
August 26, 2002        September 6, 2002
November 25, 2002      December 5, 2002

________________

(1) The dates indicated are those expected to be applicable under the Plan with respect to future distributions, if and when declared by the Board of Directors. The actual record and payment dates will be determined by the Board of Directors.

(2) The investment date relating to distributions is also the pricing date with respect to shares of common stock acquired directly from us with such distributions. See Question 12.

                                            2001                 2002
                                        ------------         ------------

New Year's Day                               --               January 1
Martin Luther King, Jr. Day                  --               January 21
Presidents' Day                              --              February 18
Good Friday                                  --                April 19
Memorial Day                                 --                 May 27

Independence Day                             --                 July 4
Labor Day                                    --              September 2
Thanksgiving Day                        November 22          November 28
Christmas Day                           December 25          December 25

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

            Registration Fee ............................   $ 65,593.75

            Printing and Duplicating Expenses ...........   $ 12,000.00

            Legal Fees and Expenses .....................   $205,554.14
            Accounting Fees and Expenses ................     20,000.00



            Miscellaneous ...............................   $  4,250.00

                Total ...................................   $307,397.89




Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Section 145 of the Delaware General Corporation Law (the "DGCL") empowers us to, and Article IX of our Certificate of Incorporation provides that we will, indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") because he or she is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding. We may provide by action of our Board of Directors through agreement, resolution or by a provision in our By-Laws, indemnification of our employees and agents with substantially the same scope and effect as the indemnification provided in Article IX of our Certificate of Incorporation.

            Expenses incurred by such a person in his or her capacity as one of our directors or officers (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by us in advance of the final disposition of such Proceeding as authorized by the Board of Directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that that person is entitled to be indemnified by us as authorized by the General Corporation Law of the State of Delaware. Expenses incurred by a person in any capacity other than one of our officers or directors may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as the Board of Directors deems appropriate.

          Pursuant to Section 102(b)(7) of the DGCL, our Certificate of Incorporation, as amended, eliminates certain liability of our directors for breach of their fiduciary duty of care. Article VIII of the Certificate of Incorporation provides that neither we nor our stockholders may recover monetary damages from our directors for breach of the duty of care in the performance of their duties as our directors. Article VIII does not, however, eliminate the liability of our directors (i) for a breach of the director's duty of loyalty,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions), or (iv) for any improper personal benefit.

          The indemnification provided for by Article IX of our Certificate of Incorporation is a contract right and continues as to persons who cease to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons. No amendment to our Certificate of Incorporation or repeal of any article thereof increases the liability of any of our directors or officers for acts or omissions of such persons occurring prior to such amendment or repeal.

          The right to indemnification conferred by Article IX of our Certificate of Incorporation is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.

          We may purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not we would have the power or be obligated to indemnify him or her against such liability under the provisions of Article IX of our Certificate of Incorporation or the General Corporation Law of the State of Delaware.

          We currently have in effect officers and directors liability insurance policies. These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions. The limit of liability under the policies is $60,000,000 in the aggregate annually for coverages in excess of deductibles.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers pursuant to the foregoing provisions or otherwise, we have been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

ITEM 16. EXHIBITS

Exhibit No.         Description
-----------         -----------

   4.1 Our Certificate of Incorporation, as amended (incorporated herein by reference to Exhibit 3 to our Form 10-Q for the quarterly period ended September 30, 1995).

   4.2 Our Certificate of Amendment to Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to our Form 10-Q for the quarterly period ended June 30, 1998).

   4.3 Our Third Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to our Form 10-K for the year ended December 31, 1997).

   4.4 Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to our Form 10-K for the year ended December 31, 1998).

   4.5.1 Rights Agreement, dated as of July 20, 1993, between us and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to our Registration Statement on Form 8-A, dated July 20, 1993).

   4.5.2 First Amendment to Rights Agreement, dated as of August 11, 1995, between us and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 2 to our Registration Statement on Form 8-A/A, filed on August 11,
                    1995).

   4.5.3 Second Amendment to Rights Agreement, dated as of February 1, 1998, between us and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to our Registration Statement on Form 8-A/A, filed on February 2,
                    1998).

   4.5.4 Third Amendment to Rights Agreement, dated as of July 27, 1998, between us and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to our Registration Statement on Form 8-A/A, filed on July 28,
                    1998).

   4.5.5 Fourth Amendment to Rights Agreement, dated as of April 15, 1999, between us and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to our Form 8-A/A, filed on April 19, 1999).

   4.5.6 Fifth Amendment to Rights Agreement, dated as of December 15, 1999, between us and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to our Registration Statement on Form 8-A/A, filed on December 22,
                    1999).

      4.5.7 Sixth Amendment to Rights Agreement, dated as of May 22, 2000, between us and National City Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to our Registration Statement on Form 8-A/A, filed on May 24,
                        2000).

      4.6 Letter Agreement relating to a waiver of the provisions of Article XII of our Certificate of Incorporation in favor of the Baupost Group, LLC, dated February 28, 2001 (incorporated herein by reference to Exhibit 4.4 to our Form 10-K for the year ended December 31, 2000).

      4.7 Letter Agreement relating to a waiver of the provisions of Article XII of our Certificate of Incorporation of Ventas, Inc. in favor of Cramer Rosenthal & McGlynn, LLC, dated February 14, 2001 (incorporated herein by reference to Exhibit 4.7 to our Form 10-K for the year ended December 31, 2000).

      5 Opinion of T. Richard Riney, Esq., our counsel, as to the legality of the shares being offered.

      8 Opinion of Willkie Farr & Gallagher regarding tax matters.

      23.1              Consent of T. Richard Riney, Esq. (contained in Exhibit
                        5).

      23.2              Consent of Willkie Farr & Gallagher (contained in
                        Exhibit 8).

      23.3              Consent of Ernst & Young LLP.

      24 Power of Attorney (reference is made to the signature page).

      99                Authorization Form.

Item 17.  Undertakings

          (a)     We hereby undertake:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Securities and Exchange Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) We hereby further undertake that, for the purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.


         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Act, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on November 1, 2001.


                               VENTAS, INC.

                                        /s/ T. Richard Riney
                                        ---------------------------------------
                               By:      T. Richard Riney, Esq.
                                        Executive Vice President and
                                        General Counsel

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints T. Richard Riney, Esq., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Exchange Act, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                                 Capacity                                          Date
---------                                 --------                                          ----
               *                          President, Chief Executive Officer and Director   November 1, 2001
-------------------------------------     (Principal Executive Officer/Principal
Debra A. Cafaro                           Financial Officer)


               *                          (Principal Accounting Officer)                    November 1, 2001
-------------------------------------
Mary L. Smith

               *                          Director                                          November 1, 2001
-------------------------------------
Walter F. Beran

               *                          Director                                          November 1, 2001
-------------------------------------
Douglas Crocker, II

               *                          Director              November 1, 2001
-------------------------------------
Ronald G. Geary

               *                          Chairman of the Board and Director                November 1, 2001
-------------------------------------
W. Bruce Lunsford

               *                          Director                                          November 1, 2001
-------------------------------------
Sheli Z. Rosenberg


      /s/ Jay M. Gellert                  Director                                          November 1, 2001
-------------------------------------
Jay M. Gellert


      /s/ Gary W. Loveman                 Director                                          November 1, 2001
-------------------------------------
Gary W. Loveman



*  T. Richard Riney as Attorney-in-Fact.

By: /s/ T. Richard Riney
  -------------------------
     T. Richard Riney
     Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.             Description
-----------             -----------

      4.1               Our Certificate of Incorporation, as amended.*

      4.2               Our Certificate of Amendment to Certificate of
                        Incorporation.*

      4.3               Our Third Amended and Restated Bylaws.*

      4.4               Specimen Common Stock Certificate.*

      4.5.1 Rights Agreement, dated as of July 20, 1993, between us and National City Bank, as Rights Agent.*

      4.5.2 First Amendment to Rights Agreement, dated as of August 11, 1995, between us and National City Bank, as Rights Agent.*

      4.5.3 Second Amendment to Rights Agreement, dated as of February 1, 1998, between us and National City Bank, as Rights Agent.*

      4.5.4 Third Amendment to Rights Agreement, dated as of July 27, 1998, between us and National City Bank, as Rights Agent.*

      4.5.5 Fourth Amendment to Rights Agreement, dated as of April 15, 1999, between us and National City Bank, as Rights Agent.*

      4.5.6 Fifth Amendment to Rights Agreement, dated as of December 15, 1999, between us and National City Bank, as Rights Agent.*

      4.5.7 Sixth Amendment to Rights Agreement, dated as of May 22, 2000, between us and National City Bank, as Rights Agent.*

      4.6 Letter Agreement relating to a waiver of the provisions of Article XII of our Certificate of Incorporation in favor of the Baupost Group, LLC, dated February 28, 2001.*

      4.7 Letter Agreement relating to a waiver of the provisions of Article XII of our Certificate of Incorporation in favor of Cramer Rosenthal & McGlynn, LLC, dated February 14, 2001.*

____________________________

*      Incorporated herein by reference.

      5 Opinion of T. Richard Riney, Esq., our general counsel, as to the legality of the shares being offered.

      8 Opinion of Willkie Farr & Gallagher regarding tax matters.

      23.1              Consent of T. Richard Riney, Esq. (contained in Exhibit
                        5).

      23.2              Consent of Willkie Farr & Gallagher (contained in
                        Exhibit 8).

      23.3              Consent of Ernst & Young LLP.**

      24 Power of Attorney (reference is made to the signature page). **

      99                Authorization Form.



_______________________________

**       Previously filed.